                            ASSET PURCHASE AGREEMENT


                                     AMONG


                               ALLIEDSIGNAL INC.,

                        ALLIEDSIGNAL TECHNOLOGIES, INC.,

                         ALLIEDSIGNAL DEUTSCHLAND GMBH


                                      AND


                         L-3 COMMUNICATIONS CORPORATION





                           DATED AS OF MARCH 30, 1998

                            ASSET PURCHASE AGREEMENT


                                                                                                                Page
                                                                                                                ----
ARTICLE 1.  PURCHASE AND SALE...................................................................................  1
         1.1           Purchase and Sale........................................................................  1
         1.2           Non-Assignable Assets....................................................................  3
         1.3           Excluded Assets..........................................................................  3
         1.4           Transfer of the Assets...................................................................  4
         1.5           Sale and Transfer of ELAC Shares.........................................................  4
         1.6           License Agreement........................................................................  5

ARTICLE 2.  CLOSING; PURCHASE PRICE.............................................................................  5
         2.1           Closing Date and Place...................................................................  5
         2.2           Purchase Price...........................................................................  5
         2.3           Income Taxes.............................................................................  5
         2.4           Cash True-Up.............................................................................  5
         2.5           Allocation of Purchase Price.............................................................  6
         2.6           Payments.................................................................................  6
         2.7           Transfer Taxes...........................................................................  6

ARTICLE 3. ASSUMPTION OF LIABILITIES AND OBLIGATIONS............................................................  7
         3.1           Assumed Liabilities......................................................................  7
         3.2           Excluded Liabilities.....................................................................  7

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF SELLERS...........................................................  8
         4.1           Corporate Status.........................................................................  8
         4.2           Authorization............................................................................  8
         4.3           Compliance...............................................................................  9
         4.4           [Intentionally left blank]...............................................................  9
         4.5           Personal Property........................................................................  9
         4.6           Intellectual Property.................................................................... 10
         4.7           Contracts and Binding Commitments........................................................ 10
         4.8           Title.................................................................................... 11
         4.9           Litigation............................................................................... 11
         4.10          Environmental Matters.................................................................... 11
         4.11          Employee Benefit Plans and Policies...................................................... 12
         4.12          Material Changes......................................................................... 13
         4.13          [Intentionally left blank]............................................................... 15
         4.14          Compliance with Law...................................................................... 15
         4.15          Consents................................................................................. 15
         4.16          Taxes.................................................................................... 15
         4.17          Permits and Licenses..................................................................... 16
         4.18          Ownership of ELAC Shares................................................................. 16
         4.19          Labor Relations.......................................................................... 16
         4.20          Brokerage Fees........................................................................... 17

                                       i


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                                                                                                               ----
         4.21          Government Contracts..................................................................... 17
         4.22          Government Furnished Equipment........................................................... 19
         4.23          Entire Business.......................................................................... 19
         4.24          Real Estate.............................................................................. 19
         4.25          Insurance................................................................................ 20
         4.26          Affiliate Transactions................................................................... 20
         4.27          No Additional Representations............................................................ 21

ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF PURCHASER......................................................... 21
         5.1           Corporate Status......................................................................... 21
         5.2           Authorization............................................................................ 21
         5.3           Compliance............................................................................... 21
         5.4           Due Diligence............................................................................ 22
         5.5           Financing................................................................................ 22
         5.6           Investment Representation................................................................ 22
         5.7           Conveyances and Restrictions............................................................. 22
         5.8           Brokerage Fees........................................................................... 22

ARTICLE 6.  EMPLOYEES AND EMPLOYEE BENEFITS..................................................................... 22
         6.1           Employment............................................................................... 22
         6.2           Compensation and Benefits - U.S. Employees............................................... 23
         6.3           Severance and WARN Act................................................................... 24
         6.4           Health Care Continuation Liability....................................................... 24
         6.5           Pension Plan............................................................................. 24
         6.6           Savings Plan............................................................................. 26
         6.7           Labor Agreements......................................................................... 27

ARTICLE 7.  PRE-CLOSING COVENANTS............................................................................... 27
         7.1           [Intentionally left blank]............................................................... 27
         7.2           [Intentionally left blank]............................................................... 27
         7.3           [Intentionally left blank]............................................................... 27
         7.4           [Intentionally left blank]............................................................... 27
         7.5           Workers' Compensation.................................................................... 27
         7.6           Insurance-Primary Casualty Program....................................................... 27
         7.6.1         Claims Responsibility and Procedures..................................................... 27
         7.7           No Inconsistent Action................................................................... 28
         7.8           [Intentionally left blank]............................................................... 28
         7.9           Non-Solicitation......................................................................... 28
         7.10          Refunds and Remittances.................................................................. 28
         7.11          Enforcement of Confidentiality Provisions................................................ 28
         7.12          Novation of Government Contracts......................................................... 28
         7.13          Further Actions.......................................................................... 28
         7.14          Letters of Credit........................................................................ 29
         7.15          1985 Capitalization of ELAC.............................................................. 29
         7.16          MCDV Subcontract......................................................................... 29

                                       ii


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ARTICLE 8.  CONDITIONS TO CLOSING............................................................................... 30
         8.1           Conditions to the Obligations of Purchaser............................................... 30
         8.2           Conditions to the Obligations of Sellers................................................. 31

ARTICLE 9.  TERMINATION AND SURVIVAL............................................................................ 31
         9.1           Termination.............................................................................. 31
         9.2           Effect of Termination.................................................................... 32

ARTICLE 10.  CLOSING DOCUMENTS.................................................................................. 32
         10.1          Documents to be Delivered by Sellers..................................................... 32
         10.2          Documents to be Delivered by Purchaser................................................... 33

ARTICLE 11.  POST CLOSING OBLIGATIONS........................................................................... 34
         11.1          Further Assurances....................................................................... 34
         11.2          Access to Books and Records.............................................................. 34
         11.3          Cooperation in Litigation................................................................ 34
         11.4          Proprietary Information.................................................................. 34
         11.5          Covenant Not to Compete.................................................................. 35
         11.6          Change of Name........................................................................... 35
         11.7          Tax Election............................................................................. 35
         11.8          Research and Experimental Expenses....................................................... 35
         11.9          Pooling Arrangement...................................................................... 35

ARTICLE 12.  INDEMNIFICATION.................................................................................... 35
         12.1          Indemnification by Sellers............................................................... 35
         12.2          Tax Indemnification...................................................................... 36
         12.3          Indemnification by Purchaser............................................................. 36
         12.4          Indemnification Procedure................................................................ 37
         12.5          Survival and Limitations................................................................. 38
         12.6          Adjustment for Insurance and Taxes....................................................... 38
         12.7          Environmental Liabilities................................................................ 39
         12.8          Facility Sale Agreement.................................................................. 39

ARTICLE 13.  MISCELLANEOUS...................................................................................... 39
         13.1          Expenses................................................................................. 39
         13.2          Notices.................................................................................. 39
         13.3          Confidentiality.......................................................................... 40
         13.4          Counterparts............................................................................. 40
         13.5          Entire Agreement/Termination of December Agreement....................................... 40
         13.6          Construction............................................................................. 41
         13.7          Assignment............................................................................... 41
         13.8          Amendment................................................................................ 41
         13.9          Applicable Law........................................................................... 41
         13.10         No Third Party Rights.................................................................... 41
         13.11         Exhibits and Schedules................................................................... 41

                                      iii


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         13.12         Waivers.................................................................................. 41
         13.13         Severability............................................................................. 42
         13.14         Bulk Sales Law........................................................................... 42
         13.15         Knowledge of Sellers..................................................................... 42
         13.16         Personal Liability....................................................................... 42


         EXHIBIT A -- License Agreement
         EXHIBIT B -- Transition Services Agreement

                                       iv

                                   SCHEDULES

         1                 Products

         1.1(a)            Personal Property

         1.3(j)            Excluded Assets

         4.6(a)            Intellectual Property

         4.6(c)            Licensed Intellectual Property

         4.6(d)            Intellectual Property

         4.7               Contracts

         4.8               Title and Leases

         4.9               Litigation

         4.10              Environmental Disclosure

         4.11              Benefit Plans and Policies

         4.12              Material Changes

         4.14              Compliance with Law

         4.15              Consents

         4.16              ELAC Taxes

         4.17              Permits and Licenses

         4.19              Labor Relations

         4.19(x)           Labor Relations

         4.21(a) - (e)     Government Contracts

         4.22              Government Furnished Equipment

         4.23              Entire Business

         4.24              Real Estate

         4.25              Insurance

         4.26              Affiliate Transactions

         6.2(a)            Retention Agreements

         6.5(b)            Actuarial Methods and Assumptions

                            ASSET PURCHASE AGREEMENT
                            ------------------------

         ASSET PURCHASE AGREEMENT (the "Agreement") dated as of March 30, 1998 among AlliedSignal Inc., a Delaware corporation ("AlliedSignal"), AlliedSignal Technologies, Inc., an Arizona corporation and a wholly owned subsidiary of AlliedSignal ("ASTI"), AlliedSignal Deutschland GmbH, a German corporation and a wholly owned subsidiary of AlliedSignal ("AS Deutschland" and, collectively with ASTI and AlliedSignal, the "Sellers"), and L-3 Communications Corporation, a Delaware corporation ("Purchaser").

                                  WITNESSETH:

         WHEREAS, AlliedSignal is engaged exclusively through AlliedSignal's Ocean Systems business unit ("Ocean Systems") and through AlliedSignal ELAC Nautik GmbH ("ELAC"), a wholly owned subsidiary of AS Deutschland, in the business (the "Business") of developing, manufacturing and selling the products and services (the "Products") listed on Schedule 1 hereto, together with services associated with such Products; all of which Products as produced by the Business during the last 24 months are listed in Schedule 1 hereto;

         WHEREAS, certain of the intellectual property used by Ocean Systems is owned by ASTI;

         WHEREAS, AlliedSignal desires to sell and Purchaser desires to purchase the assets of Sellers primarily related to, or used primarily in connection with, the Business as described herein.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements representations and warranties contained herein, the parties agree as follows:

                          ARTICLE 1. PURCHASE AND SALE

         1.1 Purchase and Sale of Assets and Stock. Subject to the terms and conditions of this Agreement and except as otherwise provided herein, at the Closing (as defined in Section 2.1), Sellers shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Sellers, all direct or indirect right, title and interest of Sellers in the assets, whether tangible or intangible, real or personal, primarily related to, or used primarily in connection with, the Business prior to the Closing, other than Excluded Assets (as defined in Section 1.3), together with all of AS Deutschland's right, title and interest in the ELAC capital stock described in
Section 1.1(o) below (the "Assets"), including, without limitation, the following:

                  (a) all machinery and equipment, fixtures, furniture, office equipment, vehicles, boats, ships, tools and other tangible personal property set forth on Schedule 1.1(a) as of the date indicated thereon (collectively, the "Personal Property");

                  (b) all accounts receivable and other receivables as of the Closing Date, whether recorded or unrecorded (the "Accounts Receivable");

                  (c) all inventory and other supplies on hand, in transit or on order as of the Closing Date, wherever located, including raw materials, work-in-process and finished goods (the "Inventory");

                  (d) subject to the exclusions set forth in Section 1.3(f) and
(h), all intellectual property, including without limitation all (i) inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and know-how relating thereto, whether or not patented or eligible for patent protection; copyrights and copyrightable works, including computer applications, programs, software, databases and related items; trademarks, service marks, trade names (including, but not limited to, the "Ocean Systems" trade name), brand names, logos and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; trade secrets and other confidential information; (ii) registrations, applications, recordings, and licenses or other similar agreements related to the foregoing;
(iii) rights to sue at law or in equity for any infringement or other impairment of the foregoing occurring prior to the Closing Date; and (iv) rights to obtain reissues, re-examinations, continuations, continuations-in-part, divisions, extensions, renewals or other legal protections pertaining to the foregoing (the "Intellectual Property");

                  (e) all contracts, agreements, arrangements and/or commitments (the "Contracts");

                  (f) all transferable governmental and other permits, licenses, approvals, certificates of inspection, filings, franchises and other authorizations relating to the Assets including, but not limited to, those listed in Schedules 4.10 and 4.17 hereto (the "Permits and Licenses");

                  (g) prepaid expenses, except insurance premiums, but only if and to the extent of the benefit conferred by such prepaid expenses to the Business after the Closing Date;

                  (h) all transferable rights of Sellers pursuant to any express or implied warranties, representations or guarantees relating to any Personal Property or made by suppliers furnishing goods or services to Sellers;

                  (i) all lists, files and documents, including, but not limited to, all business records, tangible data, computer software, electronic media and management information systems, disks, files, customer lists, supplier lists, blueprints, specifications, designs, drawings, plans, operation or maintenance manuals, bids, personnel records, policy manuals, invoices, credit reports, sales literature, tax, financial and accounting records and all other books and records (the "Books and Records").

                  (j) all interests in real estate, whether leased or owned, excluding the land, building and improvements located at Sylmar, California (the "Facility"),

                  (k) all security (including cash) deposited with third parties and all security bonds;

                  (l) all goodwill and going concern value (without any representation as to any value thereof);

                  (m) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind against other parties (other than those related to Excluded Assets or Excluded Liabilities);

                  (n) all insurance proceeds arising out of or related to damage, destruction or loss of any property or asset of or used primarily in connection with the Business to the extent of any damage or destruction that remains unrepaired, or to the extent any property or asset remains unreplaced, at the Closing Date; and

                  (o) all the issued and outstanding capital stock and rights in respect of such capital stock of ELAC (the "ELAC Shares").

         1.2 Non-Assignable Assets. Notwithstanding anything to the contrary contained in this Agreement, to the extent the sale, assignment, transfer, conveyance or delivery to Purchaser of any Asset, or any other item to be delivered at Closing, such as a permit, license or consent, is prohibited by any foreign, federal, state or local statutes, laws or regulations applicable to the Assets or the operation of the Business (an "Applicable Law") or would require any governmental or third party authorizations, approvals, consents or waivers which shall not have been obtained prior to the Closing (after Sellers' reasonable best efforts to obtain them), this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery thereof. Following the Closing, the parties shall use reasonable best efforts and cooperate with each other to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that neither Sellers nor Purchaser shall be required to pay any consideration therefor, other than filing, recordation or similar fees payable to any governmental authority, which fees shall be paid in accordance with Section 2.6. Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any commercially reasonable and lawful arrangements designed to provide to Purchaser the benefits of use of such Asset. Once such authorization, approval, consent or waiver is obtained, the Sellers shall promptly assign, transfer, convey and deliver such Asset to Purchaser for no additional consideration. To the extent that any such Asset cannot be transferred or the full benefits of use of any such Asset cannot be provided to Purchaser following the Closing, then Purchaser and Sellers shall enter into such arrangements for no additional consideration from Purchaser (including subleasing or subcontracting if permitted) to provide Purchaser the economic (taking into account tax costs and benefits) and operational equivalent of obtaining such authorization, approval, consent or waiver.

         1.3 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the following are not included in the Assets and not intended to be sold, assigned, transferred or conveyed to Purchaser hereunder (the "Excluded Assets"):

              (a) assets primarily related to, or used primarily in connection with, Sellers' businesses other than the Business, including, but not limited to, the assets primarily related to, or used primarily in connection with, Sellers' avionics repair and overhaul business conducted at the Facility;

                  (b) except as set forth in Section 2.4, cash, cash
                      equivalents and overdrafts;

                  (c) intercompany receivables and intercompany prepaid expenses, other than (i) trade receivables of the Business for goods delivered in the ordinary course of business and (ii) the intercompany note receivable between Ocean Systems and ELAC with respect to cash in the AlliedSignal German cash pool (the "Intercompany Note");

                  (d) Books and Records which Sellers are required by law to retain; provided, however, that in the event of such legal requirement, Sellers shall retain copies of such Books and Records and deliver the original Books and Records to Purchaser unless Sellers are legally obligated to retain the original records in which case the copies of such Books and Records shall be provided to Purchaser;

                  (e) the basic books and records of account and all supporting vouchers, invoices and other records and materials relating to any or all income taxes of Sellers; other than all such materials relating solely to the Business and located at the Facility or at ELAC's headquarters in Kiel, Germany (the "ELAC Facility");

                  (f) except as granted pursuant to Section 1.1(d) any right to use any name or logo of Sellers or any Affiliate or any confusingly similar variant or derivative thereof, including but not limited to "Allied-Signal", "AlliedSignal", "Allied", "Allied Chemical," "Signal," "Bendix," "Bendix Oceanics" or "Bendix Oceanics, Inc.";

                  (g) the insurance policies of Sellers, including without limitation those pertaining to the Business and the Facility, and the rights of Sellers thereunder;

                  (h) the Intellectual Property listed in Schedule 4.6 (c) (the "Licensed Property");

                  (i) assets of employee benefit plans, except as provided in Article 6;

                  (j) the assets listed in Schedule 1.3(j); and

                  (k) the Facility.

         1.4 Transfer of the Assets. Sellers shall sell, convey, transfer, assign and deliver the Assets to Purchaser at the Closing by means of deeds, bills of sale, assignments, endorsements, consents, certificates and such other good and sufficient instruments of transfer in form and substance reasonably satisfactory to Purchaser, and all in recordable form, where applicable, as shall be necessary or appropriate to vest in Purchaser all right, title, ownership and interest of Sellers in and to the Assets as provided in this Agreement or in the Schedules hereto.

         1.5 Sale and Transfer of ELAC Shares. Sellers shall cause to be delivered to the Purchaser certificates representing the ELAC Shares, duly endorsed, or accompanied by stock powers duly executed, with all necessary stock transfer stamps attached thereto and cancelled, or such other assignments, deeds, share transfer forms, endorsements, notarial deeds of transfer or other instruments or documents, duly stamped where necessary.

         1.6 License Agreement. On or prior to the Closing Date, ASTI and Purchaser shall enter into a license agreement in the form attached hereto as Exhibit A, with respect to the intellectual property identified in Schedule 4.6(c).


                       ARTICLE 2. CLOSING; PURCHASE PRICE

         2.1 Closing Date and Place. On and subject to the conditions set forth herein, the consummation of the purchase and sale contemplated hereby (the "Closing") will take place at the offices of AlliedSignal in Morristown, NJ at 10:00 a.m., local time, on March 30, 1998, or at such other time and place as shall be agreed upon by the parties hereto. The date upon which the Closing occurs is referred to herein as the "Closing Date". The Closing shall be effective as of 11:59 p.m. on the Closing Date. In addition, subsequent to the Closing, Purchaser and Sellers shall call the notary in Europe in order to perfect the transfer of the ELAC Shares by way of a notarial deed.

         2.2 Purchase Price. (a) The purchase price to be paid by Purchaser for the Assets including the ELAC Shares, is Sixty-Seven Million Five Hundred Thousand Dollars ($67,500,000) (the "Purchase Price"). The Purchase Price shall be paid by Purchaser in full at Closing in immediately available funds.

                  (b) The parties acknowledge the existence of a receivable relating to a contract dated December 19, 1997 (the "Turkey Contract") pursuant to which Ocean Systems is to supply to the Turkish Navy four (4) AQS-18A dipping sonar systems, plus spares, ground support equipment and performance testing (the "Turkey Receivable"). In the event that any cash is received by AlliedSignal in respect of the Turkey Receivable, whether before, on or after the Closing Date (each a "Turkey Cash Receipt"), AlliedSignal shall pay to L-3 an amount in cash equal to all Turkey Cash Receipts, on April 1, 1998, or if any Turkey Cash Receipt is received by AlliedSignal after April 1, 1998, on the date of such receipt.

         2.3 Income Taxes. As soon as reasonably practicable, the parties shall prepare a calculation of income tax liability or tax benefit based on the income or loss reflected on the books and records of the Business determined on a basis consistent with prior periods (excluding any income or loss attributable to the Turkey Contract) for the period beginning after December 31, 1997 (the "Effective Date") and ending on the close of the Closing Date multiplied by 36.6%. The calculation of book income or loss for such period shall be computed by means of a closing of the books and records of the Business as of the Closing Date, and, to the extent not practical, by apportionment on the basis of elapsed days. Buyer shall pay to Seller any such income tax liability and Seller shall pay to Buyer any such income tax benefit within 60 days thereof.

         2.4 Cash True-Up. Within fifteen business days after the Closing Date, AlliedSignal shall prepare and deliver to Purchaser a schedule setting forth, on a daily basis, the cash generated by the Business from 12:01 a.m. on the first day following the Effective

Date through and including the Closing Date. Purchaser shall have three business days from receipt to review the schedule and AlliedSignal shall give Purchaser reasonable access to its books and records for the purpose of confirming the calculations of AlliedSignal pursuant to this Section 2.4. Any dispute with respect to the schedule shall be resolved in good faith by the parties. Within three business days after the expiration of such review period (or the resolution of any dispute), Purchaser shall make payment to AlliedSignal if the schedule shows a net cash usage by the Business during such period and AlliedSignal shall make payment to Purchaser if the schedule shows net cash generation during such period in an amount equal to such net cash usage or net cash generation, as the case may be; provided, however, that if AlliedSignal shall pay to Purchaser any amount pursuant to Section 2.2(b) in respect of a Turkey Cash Receipt received on or prior to the Closing Date, and the amount of such Turkey Cash Receipt would have been a cash generation under this Section 2.4 but for this proviso, then the amount of any such Turkey Cash Receipt shall be excluded in calculating net cash generation or a cash usage under this Section 2.4. Any payment to be made pursuant to this Section 2.4 shall be made in immediately available funds by wire transfer to a bank account designated in writing by the party entitled to receive the payment. AlliedSignal shall be responsible for paying any checks outstanding as of the Effective Date.

         2.5 Allocation of Purchase Price. The Sellers and the Purchaser agree to allocate the Purchase Price of the Assets including the covenant not to compete, in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations promulgated thereunder. Such allocation shall be mutually agreed between the Sellers and the Purchaser. The Sellers and the Purchaser recognize that the Purchase Price does not include Purchaser's acquisition expenses and that Purchaser will allocate such expenses appropriately. Sellers and the Purchaser agree to act in accordance with the computations and allocations as determined pursuant to this Section 2.5 (including any modifications thereto reflecting any post-Closing adjustments, such adjustments shall be allocated in accordance with the character of each such adjustment, on a basis consistent with the allocation under this Section 2.5) in any relevant Tax Returns or filings, including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of local, state and foreign law ("1060 Forms"), and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by Applicable Law.

         2.6 Payments. All payments required to be made pursuant to this
Article 2 and other provisions of this Agreement shall be made in United States dollars in immediately available funds by wire transfer to an account designated by the party to receive payment in writing to the party making payment.

         2.7 Transfer Taxes. Purchaser and Sellers shall each bear 50% of all sales, transfer and similar taxes, duties or levies (other than taxes computed on the basis of income) assessed or payable in connection with the transfer of the Assets including the ELAC Shares to Purchaser, including notary fees relating to the transfer of the ELAC Shares; provided that in no event shall Sellers be required to pay more than $500,000 in respect thereof, including any amounts paid by AlliedSignal pursuant to Section 2.4 of the real estate purchase agreement, dated as of December 22, 1997 (the "Facility Sale Agreement"), between AlliedSignal and Purchaser. Purchaser and Sellers agree to cooperate with one another to try to minimize such taxes to the extent practicable without additional costs or liabilities to Purchaser or Sellers. To the extent any exemptions from such taxes are available, Purchaser and Sellers shall cooperate to obtain and prepare all required resale or other exemption certificates with respect to the Assets and the ELAC Shares.


              ARTICLE 3. ASSUMPTION OF LIABILITIES AND OBLIGATIONS

         3.1 Assumed Liabilities. Except for the Excluded Liabilities, Purchaser shall, without any further responsibility or liability of, or recourse to, Sellers, except as set forth herein, absolutely and irrevocably assume and be solely liable and responsible for any and all liabilities and obligations of any kind or nature, whether foreseen or unforeseen, known or unknown, existing or which may arise in the future, fixed or contingent, matured or unmatured, to the extent primarily related to the Business or the Assets prior to, on, or following the Closing Date (the "Assumed Liabilities") including, but not limited to:

                  (a) obligations to fill purchase orders of customers of the Business to the extent such orders are unfilled on the Closing Date;

                  (b) obligations incurred through the Closing Date to purchase or pay for goods and services for the Business to be received on or after the Closing Date;

                  (c) obligations and liabilities under the Contracts; provided that any Contract as to which consent to assignment is required but has not been obtained shall not be deemed an Assumed Liability until Purchaser has obtained the benefits of such Contract;

                  (d) obligations and liabilities under licenses and permits of the Business that are transferred or assigned to Purchaser (but only to the extent so transferred or to the extent Purchaser receives the benefits thereunder pursuant to Section 1.2); and

                  (e) obligations and liabilities specifically assumed or undertaken by Purchaser hereunder.

         3.2 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, the liabilities and obligations of Sellers which are not to be assumed or retained by Purchaser hereunder (the "Excluded Liabilities") include, but are not limited to, the following:

                  (a) obligations and liabilities for all Taxes relating to the Business for all periods prior to the Effective Date;

                  (b) obligations and liabilities arising out of or related to past, present or future actions, suits, claims, disputes, investigations and other proceedings relating to the ownership or operation of the Assets or the Business on or prior to the Effective Date, including, but not limited to, the items referred to in Schedule 4.9;

                  (c) obligations and liabilities related to employees, including former employees, not expressly assumed by Purchaser pursuant to
Article 6 hereof;

                  (d) all obligations and liabilities (whether or not the subject of any claim by a third party), fixed or contingent, known or unknown, under any Environmental Laws as have been, are or may in the future be in effect arising out of or relating to (i) the operation of the Business on or prior to the Effective Date or the use or ownership of any real property (including, without limitation, the Facility) used in the Business on or prior to the Effective Date, including without limitation, the disposal or arrangement for the disposal of Materials of Environmental Concern prior to the Effective Date and (ii) the presence of contamination by Materials of Environmental Concern at or emanating from any real property (whether leased or owned) used in the Business prior to the Effective Date ("Environmental Liabilities");

                  (e) all obligations and liabilities for non-trade accounts payable to Sellers and their Affiliates (other than the Intercompany Note);

                  (f) all obligations, liabilities, expenses or charges to earnings or reserves taken in connection with any restructuring program of AlliedSignal;

                  (g) all debts, obligations or liabilities whatsoever to the extent not primarily related to the Business or the Assets; and

                  (h) all other obligations and liabilities for which Sellers have expressly assumed responsibility pursuant to this Agreement.


              ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers jointly and severally represent and warrant to Purchaser as follows:

         4.1 Corporate Status. AlliedSignal is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has full power and authority and all governmental licenses, authorizations, material consents and approvals required to carry on the Business as now conducted and own all of its properties and assets. ASTI is a corporation duly organized, validly existing and in good standing under the laws of Arizona. AS Deutschland and ELAC are corporations duly organized, validly existing and in good standing under the laws of the Federal Republic of Germany. Each Seller has all requisite corporate and other power and authority to enter into, execute and deliver this Agreement and any other agreements contemplated hereby (the "Other Agreements") and to perform its respective obligations and consummate the transactions contemplated hereunder and thereunder in accordance with the terms of this Agreement. Each Seller is duly qualified to do business in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the Sellers' conduct of the Business.

         4.2 Authorization. All corporate and other proceedings required to be taken by or on the part of each of the Sellers to authorize Sellers to enter into and carry out this Agreement have been, or prior to the Closing will be, duly and properly taken. This

Agreement has been, and on the Closing Date each of the Other Agreements will be, duly authorized, executed and delivered by each Seller and this Agreement constitutes, and each Other Agreement will upon execution and delivery thereof constitute, a legal and binding obligation of Sellers, valid and enforceable against each Seller in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law governing specific performance, injunctive relief and other equitable remedies.

         4.3 Compliance. Except for (i) the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and under any similar German national or European Union law and (ii) any novations pursuant to Section 7.12 and any consents listed on Schedule 4.15, the execution, delivery and performance of this Agreement and Other Agreements by Sellers and the consummation of the transactions contemplated hereby and thereby (a) will not violate (with or without giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under any provision of any licenses, permits, approvals, consents, certificates of public convenience, orders, franchises and other authorizations of any federal, state, local or foreign governmental authority (collectively, "Licenses"), law, rule or regulation, court or administrative order, writ, judgement or decree applicable to Sellers, the Business or any of the Assets or the Assumed Liabilities other than the facilities clearance requirements of the Defense Investigative Services of the United States Department of Defense ("DIS"), as set forth in the DIS Industrial Security Regulation and the DIS Industrial Security Manual, as each may be amended from time to time and (b) will not (with or without the giving of notice or the lapse of time or both) (I) violate or conflict with, or result in the breach, suspension or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of Sellers under, or (II) result in the creation of any lien, mortgage, pledge, security interest, claim, charge or encumbrance or other material restriction of any kind or nature (collectively, "Liens") upon the Business or the Assets pursuant to, as the case may be, the articles of incorporation, by-laws or other organization documents of any Seller or any material agreement, lease, mortgage, note, deed of trust, lease, bond, indenture, license or other document or undertaking, oral or written, to which any Seller is a party or by which any Seller is bound and by which any of the Assets or the Business may be affected.

         4.4      [Intentionally left blank]

         4.5 Personal Property. In all material respects, the Personal Property and the machinery and equipment, fixtures, furniture, office equipment, vehicles, boats or ships, tools and other tangible personal property of ELAC have been maintained in accordance with standard industry practices, are in reasonable working condition (normal wear and tear excepted) and are sufficient for the conduct of the Business as it is currently being conducted.

         4.6      Intellectual Property.

                  (a) Schedule 4.6(a) lists all Intellectual Property owned or used by the Business that is issued or registered by or filed with any governmental agency, and all licenses of Intellectual Property used by the Business to or from third parties.

                  (b) The Sellers own or have the right to use all Intellectual Property necessary to conduct the Business substantially as it is currently conducted and consistent with past practice.

                  (c) Schedule 4.6(c) lists all Intellectual Property not included in the Assets, the use of which is necessary for the Business as it is currently conducted. AlliedSignal and ASTI will grant to Purchaser a license to such Intellectual Property pursuant to the license agreement referred to in
Section 1.6 of this Agreement.

                  (d) Except as set forth on Schedule 4.6(d): (i) all material Intellectual Property owned or used by the Business is unexpired, has not been abandoned and, to the Knowledge of Sellers, does not infringe or otherwise impair the intellectual property rights of any third party; (ii) no material Intellectual Property owned or used by the Business is the subject of any license, security interest, Lien or other agreement granting rights therein to any third party other than licenses listed on Schedule 4.6(d); (iii) no judgment, decree, injunction, rule or order has been rendered by any governmental entity, no action, suit or proceeding is currently pending and Sellers have not received written notice, and to the Knowledge of Sellers there are no threatened suits, actions or proceedings, which would limit, cancel or question the validity of, or Sellers' rights in and to any material Intellectual Property; and (iv) the Company and its subsidiaries have taken reasonable steps to protect, maintain and safeguard their material Intellectual Property, including any Intellectual Property for which improper or unauthorized disclosure would impair its value or validity, and have executed appropriate nondisclosure and confidentiality agreements and made appropriate filings and registrations in connection with the foregoing.

         4.7 Contracts and Binding Commitments. Schedule 4.7 lists the Contracts and the contracts, agreements and/or commitments of ELAC that are material to the operation of the Business taken as a whole (the "Agreements"). Except as set forth on Schedule 4.7, each of the Agreements is a valid and binding agreement of the Seller which is a party thereto or ELAC and is in full force and effect. True and complete copies of all the Agreements have been delivered to Purchaser or otherwise made available for inspection by Purchaser. All the Agreements are in full force and effect. Except as set forth on
Schedule 4.7, to the Knowledge of Sellers neither AlliedSignal nor ELAC, as the case may be, is in default in any material respect under any of the Agreements and to the Knowledge of Sellers there has been no material default under any of the Agreements by any other party thereto. AlliedSignal is not obligated to list in Schedule 4.7 any agreement, contract or commitment identified elsewhere in this Agreement or any Schedule hereto, or if such agreements, individually and together with all such other agreements which are not listed on Schedule
4.7 pursuant to this sentence, are not material to the Business taken as a whole and (a) such agreement, contract or commitment, is related to the sale or furnishing of products or services by AlliedSignal or ELAC and has a price of less than $75,000 in the case of AlliedSignal or DM 100,000 in the case of ELAC; (b) such agreement, contract or commitment, if related to the purchase of materials, supplies, equipment, merchandise or services, imposes a payment obligation on AlliedSignal or ELAC of less than $75,000; or (c) the disclosure of such agreement, contract or commitment is proscribed by the terms of such document or by the provisions of a governmental security agreement or regulation; provided that if such agreements, individually or in the aggregate, are material to the Business, a summary of the material terms of such agreement have been delivered to a properly authorized officer or employee of Purchaser in accordance with Applicable Law.

         4.8 Title. Except as set forth in Schedule 4.8, each Seller and ELAC holds the entire legal, equitable and beneficial title in and will transfer to Purchaser good (and, in the case of real property, marketable) title to, or a valid and binding leasehold interest in, its property included in the Assets free and clear of all Liens other than (i) Liens for taxes not yet due and payable or being contested in good faith for which adequate reserves are being maintained in accordance with United States generally accepted accounting principles ("GAAP"), and (ii) encumbrances that do not, and are not reasonably expected to, individually or in the aggregate, materially adversely affect the value of the Assets subject thereto or the ability of AlliedSignal, ELAC or Purchaser to conduct the Business as it is now being conducted (collectively, "Permitted Liens").

         4.9 Litigation. Except as disclosed in Schedule 4.9, there is not any action, suit, proceeding, arbitration or litigation, pending or to the Knowledge of Sellers threatened against Sellers or to the Knowledge of Sellers any investigation pending or threatened, relating to the Business, the Assets, the Assumed Liabilities or the transactions contemplated by this Agreement that could reasonably be expected to result in any material judgment against, material liability of, or have a material adverse effect on the Business taken as a whole. Sellers are not in violation of any term of any judgment, writ, decree, injunction or order entered by any court or governmental authority (domestic or foreign) and outstanding against Sellers or with respect to the Business or any of Sellers' assets (including the Assets) or properties, except for such violations which could not, individually or in the aggregate, have a material adverse effect on the Sellers or the Business. An action, suit, proceeding, investigation, arbitration or litigation shall be considered "threatened" for purposes of this Section 4.9 if any of the persons referred to in Section 13.15 shall have received a written notice or communication reasonably indicating to a business person that an action, suit, investigation, or proceeding will be commenced.

         4.10 Environmental Matters. (a) Except as set forth on Schedule 4.10 to the Knowledge of Sellers: (i) the Business complies and has complied in all material respects with all applicable Environmental Laws, and possesses and complies and has possessed and complied in all material respects with all Environmental Permits (all of which are identified accordingly on Schedule 4.10 and are transferrable as a routine matter to Purchaser); (ii) there are and have been no Materials of Environmental Concern, or other conditions, at any property owned, operated, or otherwise used by the Business now or in the past, or at any other location, that could give rise to any material liability to the Business under any Environmental Law or result in material costs to the Business arising out of any Environmental Law; (iii) no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law is pending or threatened in writing with respect to the Business, nor is the Business the subject of any investigation or the recipient of any request for information in connection with any such proceeding; (iv) there are no past or present conditions, circumstances, practices, plans, or legal requirements that could be expected to prevent the Business from, or materially increase the burden on the Business of, complying in all material respects with applicable Environmental Laws or obtaining, renewing, or complying in all material respects with all Environmental Permits required under such laws.

                  (b) The Sellers have provided or made available to Purchaser true and complete copies of all Environmental Reports in their possession or control.

                  (c) Any costs, estimates, projections or other predictions contained or referred to in Schedule 4.10 are not, and shall not be deemed to be, representations or warranties of Allied Signal.

                  (d) For purposes of this Agreement, the following terms shall have the following meaning:

                  "Environmental Laws" shall mean any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirement (including, without limitation, common law) of the United States or any other national government, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety as of the Closing Date.

                  "Environmental Permits" shall mean any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization required of the Business under any Environmental Law.

                  "Environmental Report" shall mean any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, or actual or potential liability under or cost arising out of, any Environmental Law that may in any way materially adversely affect the Business.

                  "Materials of Environmental Concern" shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

         4.11 Employee Benefit Plans and Policies. Schedule 4.11 lists all of the employment, severance, change-of-control, stock purchase, stock option, fringe benefits, incentive, bonus, pension, welfare, shop agreements or other employee benefit plans and policies maintained or contributed to by Sellers or ELAC for the Business or in which employees of the Business or managing directors of ELAC, including employees or managing directors of ELAC on short-term disability, medical, sick or other leave of absence (the "Employees"), are entitled to participate (collectively the "Benefit Plans") and copies of all such written Benefit Plans have been made available to Purchaser. Except as listed on Schedule 4.11, (a) such Benefit Plans that cover U.S. Employees ("U.S. Benefit Plans") comply in all material respects, to the extent applicable, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "Code") and all other applicable laws, rules and regulations; (b) none of the U.S. Benefit Plans subject to Part 3 Subtitle B of Title I of ERISA has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code; (c) no material liability, other than required premium payments, to the Pension Benefit Guaranty Corporation has been incurred with respect to any of the U.S. Benefit Plans subject to Title IV of ERISA; (d) AlliedSignal has not incurred any material liability for any tax imposed under Section 4975 of the Code or Part 4 Subtitle B of Title I of ERISA with respect to any of the U.S. Benefit Plans; (e) none of the U.S. Benefit Plans is a multiemployer plan within the meaning of Section 3(37)(A) of ERISA. Except as otherwise is provided in this Agreement, all contributions to the U.S. Benefit Plans that were required to be made under such U.S. Benefit Plans as of the date hereof have been paid, accrued or otherwise adequately reserved or disclosed in accordance with GAAP as of such date; and (f) each Benefit Plan covering non-U.S. Employees complies in all material respects with all Applicable Laws, rules and regulations.

         4.12 Material Changes. Except as set forth on Schedule 4.12 or as communicated to Steven Schorer or any individual who directly reports to Mr. Schorer or Purchaser, since December 31, 1997, there has been no:

                  (a) Lien created on any Asset or ELAC Asset, except Permitted Liens;

                  (b) capital expenditures or commitment to make any such expenditures with respect to the Assets or the ELAC Assets, except with respect to any such expenditures or commitments incurred prior to the date hereof, to the extent such expenditures and commitments do not exceed, when combined with any expenditures permitted under Section 4.7(d) of the Facility Sale Agreement, $2,100,000 in the aggregate;

                  (c) rights of substantial value knowingly waived with respect to the Assets or the Business; or

                  (d) sale or transfer of any Assets or ELAC Assets other than dispositions of inventory and obsolete or worn out equipment in the ordinary course of business.

                  (e) (i) (x) contract, agreement, proposal or other commitment entered into for the purchase of goods or services which is not terminable by the parties upon 30 days' notice or less without penalty or which involves aggregate consideration in excess of $250,000 or (y) agreement, bid, proposal or other commitment entered into for the sale of goods or services which is not terminable by the parties upon 30 days' notice or less without penalty or which involves aggregate consideration in excess of $5 million or which would result in a loss in excess of $100,000 for any individual contract or $250,000 in the aggregate, (ii) amendment, supplement, waiver or modification of any contract or agreement included in the Assets or the ELAC Assets, other than in the ordinary course of business consistent with past practice and (iii) Affiliate that has been permitted to do, or agree, in writing or otherwise, to do, any of the foregoing;

                  (f) except as required by Applicable Law or to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, (i) increase in the compensation or fringe benefits of any of the President of Ocean Systems and his direct reports or other employees (including any such increase pursuant to any deferred compensation, severance, bonus, pension, profit-sharing or other plan or commitment), except for increases, in the ordinary course of business consistent with past practice, in salary or wages of employees who are not senior managers of the Business, (ii) grant of any severance or termination pay, (iii) hire, except in the ordinary course of business, of any new employees or consultants or (iv) amendment or termination, or any agreement to amend or terminate, any collective bargaining, bonus, profit sharing, thrift, compensation, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of the President of Ocean Systems and his past or present direct reports or any other past or present employees of the Business (except for changes in AlliedSignal benefit plans generally);

                  (g) (i) transaction with or for the benefit of any other division or business of Seller or any Affiliate of Seller except as is set forth in Schedule 4.26 and (ii) Affiliate has been permitted to do, or agree, in writing or otherwise, to do, any of the foregoing;

                  (h) (i) waiver of any material claims or rights relating to the Business or the Assets or (ii) Affiliate has been permitted to do, or agree, in writing or otherwise, to do, any of the foregoing;

                  (i) acquisition of or agreement to acquire, by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

                  (j) except for performance guarantees issued in the ordinary course of business consistent with past practice, incurrence of any indebtedness for borrowed money, or guarantee of any such indebtedness of another person, issuance or sale of any debt securities or warrants or other rights to acquire any debt securities of the Sellers, guarantee of any debt securities of another person, entrance into any "keep well" or other agreement to maintain any financial statement condition of another person or entrance into any arrangement having the economic effect of any of the foregoing, or loans, advances or capital contributions to, or investments in, any other person; or

                  (k) license or agreement entered into with respect to the Intellectual Property.

         4.13     [Intentionally left blank]

         4.14 Compliance with Law. Except as set forth on Schedule 4.14, Sellers and ELAC are not in violation of any Applicable Law which, individually or in the aggregate, would have a material adverse effect on the operation of the Business, and Sellers and ELAC have not received any notice in writing alleging any such defaults or violations or potential defaults or violations.

         4.15 Consents. Except as set forth in Schedule 4.15, no action, approval, consent or authorization, including but not limited to any action, approval, consent or authorization by any third party, financial institution, governmental or quasi-governmental agency, commission, board, bureau or instrumentality, is necessary to make this Agreement or any of the Other Agreements or instruments to be executed and delivered pursuant hereto a legal, valid and binding obligation of Sellers or ELAC or to consummate the transactions contemplated hereunder.

         4.16 Taxes. All Taxes (as hereinafter defined) with respect to the Business that are due and payable or which relate to tax periods ending on or prior to the Closing Date have been or will be duly and properly computed, reported, fully paid and discharged by Sellers. There are no unpaid Taxes with respect to any period, or a portion thereof, ending on or before the Closing Date which are or could become a Lien on the Assets or the ELAC Assets, except for current Taxes not yet due and payable or reserved for in the Financial Statements. Except as set forth on Schedule 4.16, there has been filed by or on behalf of ELAC all material returns, declarations, statements, reports, schedules, forms and information returns and any amended tax returns relating to any Taxes (the "Tax Returns"). All such material Tax Returns are true, complete and correct in all material respects and all Taxes shown as due on such Tax Returns have been or will be paid in a timely fashion by Sellers prior to Closing or have been accrued for on ELAC's financial statements. Except as set forth on Schedule 4.16, no audit or other proceeding by any Governmental Authority, or similar person is pending, or to the Knowledge of Sellers, is threatened with respect to any material Taxes due from or with respect to ELAC. No material issues relating to Taxes were raised in writing by the relevant taxing authority during any audit or examination. Except as set forth in
Schedule 4.16, ELAC is not a party to or bound by (nor will it become a party to or bound by prior to the Closing Date) any tax indemnity, tax sharing, or tax allocation agreement. There is no material agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes and no power of attorney with respect to any material Taxes of ELAC has been executed or filed with any Governmental Authority. ELAC is not, nor has it ever been, a member of a U.S. consolidated, combined unitary tax group. As used herein, the term "Taxes" shall include all federal, state, local and foreign taxes, assessments or other governmental charges (including, without limitation, net income, gross income, excise, franchise, sales and value added taxes, taxes withheld from employees' salaries and other withholding taxes and obligations and all deposits required to be made with respect thereto), levies, assessments, deficiencies, import duties, licenses and registration fees and charges of any nature whatsoever, including any interest, penalties, additions to tax or additional amounts with respect thereto, imposed by any government or taxing authority, provided, however, that the term "Taxes" does not include the taxes, duties and levies referred to at
Section 2.6.

         4.17 Permits and Licenses. Schedule 4.17 attached hereto lists all material governmental or other permits, licenses, approvals, certificates of inspection, filings, franchises and other authorizations, other than those relating to the environment, that are issued to, or held or used by Sellers or ELAC, or for which Sellers or ELAC have applied, in connection with the current operation of the Business, and any limitations thereto. Except as listed in
Schedule 4.17, Sellers and ELAC have all material governmental or other permits, licenses, approvals, certificates of inspection, filings, franchises and other authorizations, other than those relating to the environment, that are necessary to own and operate the Assets and the ELAC Assets and to conduct the Business as it is currently being conducted, and Sellers and ELAC have not received notice alleging that any other material governmental or other permits, licenses, approvals, certificates of inspection, filings, franchises and other authorizations, other than those relating to the environment, are required. "Material" for purposes of this Section 4.17 shall include but not be limited to permits, licenses and other authorizations which are required to own or operate the Assets or ELAC Assets owned or operated by Sellers and used for the production of products in the Business.

         4.18 Ownership of ELAC Shares. The ELAC Shares constitute all of the issued and outstanding shares of capital stock of ELAC. The ELAC Shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no securities convertible into or exchangeable or exercisable for ELAC Shares or any options, warrants or other rights to acquire ELAC Shares. AS Deutschland is the sole legal and beneficial owner of the ELAC Shares and owns the ELAC Shares free and clear of any Liens, restrictions, options or rights in others, encumbrances or other claims, rights of first offer or first refusal, or voting agreements, and AS Deutschland has full legal right, power and authority to enter into this Agreement and to transfer and deliver good and valid title to the ELAC Shares hereunder. At the Closing, Purchaser shall receive good and valid title to the ELAC Shares free and clear of any Liens other than as created by Purchaser. ELAC does not constitute a material part of the assets of AS Deutschland.

         4.19 Labor Relations. Except as set forth on Schedule 4.19, (i) there is no employment agreement, collective bargaining agreement, shop agreement or written personnel policy applicable to Employees of the Business nor are any such agreements or policies presently negotiated; (ii) there is no current labor strike, slowdown or work stoppage or pending lockout, dispute or other labor controversy in effect, or to the Knowledge of Sellers threatened against or otherwise affecting the Business, and the Business has not experienced such labor controversy in the past five years; (iii) there is no unfair labor practice charge or complaint pending or, to the Knowledge of Sellers, threatened against or otherwise affecting the Business; (iv) no representation question exists or has been raised respecting any of the Employees of the Business within the past five years, nor to the Knowledge of Sellers are there any campaigns being conducted to solicit cards from Employees of the Business to authorize representation by any labor organization; (v) no action, suit, complaint, charge, arbitration, grievance, inquiry, proceeding or investigation by or before any court, governmental agency, administrative agency or commission brought by or on behalf of any Employee, prospective employee, former employee, retiree, labor organization or other representative of the Business's Employees is pending or, to the Knowledge of Sellers, threatened against the Business; (vi) the Sellers and ELAC are not party to, or otherwise bound by, any consent decree with, or citation by, any Government agency relating to

Employees or employment practices; (vii) the Sellers and ELAC are in compliance in all material respects with all Applicable Laws, agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment; (viii) other than to the extent accrued in the financial statements of the Business in accordance with GAAP, the Sellers and ELAC have paid in full to all Employees of the Business all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law; (ix) the Sellers and ELAC are not liable for any severance pay or other payments to any Employee, or former employee arising from the termination of employment, nor will the Business have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any Applicable Law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Business of any persons employed by the Sellers on or prior to the Closing Date except to the extent accrued on the Closing Balance Sheet; (x) except as set forth in Schedule 4.19(x), the Sellers and ELAC have not closed any Business plant or facility, effectuated any layoff of Employees or implemented any early retirement, separation or window program which within the past five years, nor have the Sellers or ELAC planned or announced any such action or program for the future; (xi) the Sellers and ELAC are in compliance with their obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, and Sellers and ELAC are in compliance with all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

         4.20 Brokerage Fees. No person is entitled to any brokerage or finder's fee or other commission from Sellers in respect of this Agreement or the transactions contemplated hereby except Bear, Stearns & Co. Inc. (whose fee shall be paid by Sellers).

         4.21 Government Contracts. (a) With respect to each and every Government Contract or bid to obtain a Government Contract to which Sellers or ELAC are a party, and which relates to the Business, and except as set forth in
Schedule 4.21(a): (i) Sellers and ELAC have fully complied with all material terms and conditions of such Government Contract or bid for a Government Contract as required as of the date hereof and as of the Closing Date; (ii) Sellers and ELAC have fully complied with all material requirements of statute, rule or regulation pertaining to such Government Contract or bid for a Government Contract; (iii) all representations and certifications executed with respect to such Government Contract were to the Knowledge of Sellers accurate in every material respect as of their effective date and Sellers and ELAC to the Knowledge of Sellers have fully complied with all such representations and certifications in every material respect; and (iv) no termination for default, cure notice or show cause notice has been issued or, to the Knowledge of Sellers will be issued, (v) neither the U.S. Government nor any non-U.S. government nor any prime contractor, subcontractor or other entity person has notified in writing any of the Sellers or ELAC that any of the Sellers or ELAC has breached or violated any Applicable Law, certification, representation, clause provision or requirement pertaining to such Government Contract or bid;
(vi) no cost incurred by the Sellers or ELAC pertaining to such Government Contract or bid has been questioned or challenged, is the subject of any investigation or has been disallowed by the U.S. Government or any non-U.S. government; (vii) no money due to the Sellers or ELAC pertaining to such Government Contract or bid has been withheld or set off and the Sellers or ELAC are entitled to all progress payments with respect thereto and (viii) each Government Contract is valid and in full force and effect. As used herein, "Government Contract" means any open contract relating to the Business between any of Sellers or ELAC and (x) the U.S. Government or any non-U.S. government, (y) any prime contractor of the U.S. Government or any non-U.S. government or (z) any subcontractor at any tier with respect to any contract described in clauses (x) and (y) above.

                  (b) To the Knowledge of Sellers, except as set forth in
Schedule 4.21(b), with respect to the Business; (i) none of its respective employees, consultants or agents is (or during the last three years has been) under administrative, civil or criminal investigation, indictment or information by any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing ("Governmental Authority"), (ii) there is not any pending audit or investigation by Sellers or ELAC nor within the last three years has there been any audit or investigation by Sellers or ELAC resulting in a material adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or bid; and (iii) during the last three years, the Sellers and ELAC have not made a voluntary disclosure to the U.S. Government or any non-U.S. government, with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or bid. Except as set forth in Schedule 4.21(b), to the Knowledge of Sellers there are no irregularities, misstatements or omissions arising under or relating to any Government Contract or bid that has led or is expected to lead, either before or after the Closing Date, to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

                  (c) Except as set forth in Schedule 4.21(c), with respect to the Business, there exist (i) no outstanding claims against the Sellers or ELAC, either by the U.S. Government or by any non-U.S. government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract or bid referred to in Section 4.21(a) and
(ii) no disputes between the Sellers or ELAC and the U.S. Government or any non-U.S. government under the Contract Disputes Act or any other Federal statute or between the Sellers or ELAC and any prime contractor, subcontractor or vendor arising under or relating to any such Government Contract or bid. Except as set forth in Schedule 4.21(c), to the Knowledge of Sellers there are no facts that could reasonably be expected to result in a claim or a dispute under clause (i) or (ii) of the immediately preceding sentence.

                  (d) Except as set forth in Schedule 4.21(d), neither the Sellers nor ELAC nor any of their employees, consultants or agents is (or during the last three years has been) suspended or debarred from doing business with the U.S. Government or any non-U.S. government or is (or during such period was) the subject of a finding of nonresponsibility or ineligibility for U.S. Government or non-U.S. government contracting. Except as set forth in Schedule 4.21(d), the Sellers, ELAC and their Affiliates have operated the Business in compliance with all requirements of all material laws pertaining to all Government Contracts and bids.

                  (e) Except as set forth in Schedule 4.21(e), no statement, representation or warranty made by the Sellers or ELAC in any Government Contract, any exhibit thereto or in any certificate, statement, list, schedule or other document submitted or furnished to the U.S. Government or any non-U.S. government in connection with any Government Contract or bid (i) contained on the date so furnished or submitted any untrue statement of a material fact, or failed to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading or (ii) contains on the date hereof any untrue statement of a material fact, or fails to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, except in the case of both clauses (i) and (ii) any untrue statement or failure to state a material fact that would not result in any material liability to the Business as a result of such untrue statement or failure to state a material fact.

         4.22 Government Furnished Equipment. Schedule 4.22 incorporates the most recent schedule delivered to the U.S. Government or any non-U.S. Government which identifies by description or inventory number certain equipment and fixtures loaned, bailed or otherwise furnished to or held by the Business by or on behalf of the United States or any foreign country. To the Knowledge of Sellers, such schedule was accurate and complete on its date and, if dated as of the Closing Date, would contain only those additions and omit only those deletions of equipment and fixtures that have occurred in the ordinary course of business, except for such inaccuracies that could not reasonably be expected to have a material adverse effect on the Business.

         4.23 Entire Business. Except for the Excluded Assets, and except as set forth on Schedule 4.23, the Assets, together with the License Agreement, constitute all of the assets, properties and rights necessary to conduct the Business in all material respects as currently conducted. Other than ELAC, Sellers have no subsidiaries primarily engaged in the Business.

         4.24 Real Estate. Schedule 4.24 accurately lists all real property of the Business owned or leased, indirectly or directly, by the Sellers or ELAC (other than the Facility, the "Real Property"):

                  (a) The Sellers and ELAC have good and marketable title to all such owned Real Property and good and valid leasehold interest in all such leased Real Property, in each case, free and clear of all Liens except for Permitted Liens;

                  (b) There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Knowledge of Sellers no written notice of any threatened action has been received against any Real Property;

                  (c) All of the Real Property is occupied under a valid and current certificate of occupation or similar permit, the sale of the Assets hereunder will not require the issuance or any new or amended certificate of occupancy and to the Knowledge of Sellers the Real

Property may be occupied and used by Purchaser or ELAC after the Closing Date in the same manner as used by Sellers or ELAC on or before the Closing Date;

                  (d) All improvements on the Real Property constructed by or on behalf of Sellers or any other person were at the time installed constructed in compliance with all applicable federal, state, local or foreign statutes, laws, ordinances, regulations, rules, codes, orders or requirements (including, but not limited to, any building, zoning or environmental laws or codes) affecting the Real Property;

                  (e) All improvements on the Real Property and the present use and conditions thereof do not violate any applicable deed restrictions or applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of all improvements on the Real Property, other than those that are transferable with the Real Property, are required by any governmental agency having jurisdiction over the Real Property. Such improvements on the Real Property are wholly within the lot limits of such Real Property and do not encroach on any adjoining premises and there are no encroachments on any Real Property by any improvements located on any adjoining premises;

                  (f) Sellers and ELAC enjoy peaceful and quiet possession of each parcel of Real Property, and there is not under any lease of any of the leased Real Property (a "Lease") any default by any of Sellers or ELAC thereunder or any condition that with notice or the passage of time or both would constitute such a default, and Sellers and ELAC have not received notice asserting the existence of any such default or condition. To the Knowledge of Sellers there are no defaults under any Lease by the landlord thereunder. Sellers have heretofore furnished the Purchaser a true and complete copy of each Lease and all amendments thereto pertaining to any leased Real Property. Each Lease is valid and binding and in full force and effect;

                  (g) The rental set forth in each Lease is the actual rental being paid, and there are not separate agreements or understandings with respect to the same; and

                  (h) Neither the execution of this Agreement nor the sale of the Assets hereunder shall cause a default under any Lease or require prior written consent of any landlord under any Lease.

         4.25 Insurance. Schedule 4.25 lists insurance maintained by Sellers and ELAC with respect to the Assets and the ELAC Assets and with respect to the employees and representatives of the Business and the operations of the Business. The coverage under each such policy and binder is in full force and effect, and no notice of cancellation or nonrenewal with respect to any such policy or binder has been received by any of the Sellers or ELAC.

         4.26 Affiliate Transactions. Except as set forth in Schedule 4.26, there are no agreements, arrangements, undertakings or other transactions between the Business and any other division or business of Sellers or any person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with any of Sellers (including, without limitation, any owner of capital stock of Sellers) (an "Affiliate").

         4.27 No Additional Representations. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS ARTICLE 4 OR ANY OTHER PROVISION OF THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT
ALLIEDSIGNAL IS MAKING NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE PROPERTIES OR ASSETS OF THE SELLERS. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, THE ASSETS ARE BEING SOLD ON AN "AS IS, WHERE IS" BASIS.


             ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to AlliedSignal as follows:

         5.1 Corporate Status. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and all governmental licenses, authorizations, consents and approvals required to carry on its business and to own all of its properties and assets. Purchaser has all requisite corporate and other power and authority to enter into, execute and deliver this Agreement and the Other Agreements and to perform its obligations and consummate the transactions contemplated hereunder and thereunder in accordance with the terms of this Agreement.

         5.2 Authorization. All corporate and other proceedings required to be taken by or on the part of Purchaser to authorize Purchaser to enter into and carry out this Agreement have been, or prior to the Closing will be, duly and properly taken. This Agreement has been, and on the Closing Date each of the Other Agreements will be, duly executed and delivered by Purchaser and this Agreement constitutes, and each Other Agreement will upon execution and delivery thereof constitute, a legal and binding obligation of Purchaser, valid and enforceable against Purchaser in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law governing specific performance, injunctive relief and other equitable remedies.

         5.3 Compliance. The execution, delivery and performance of this Agreement and Other Agreements and the consummation of the transactions contemplated hereby will not result in the breach of any of the terms or conditions of, or constitute a default under, or violate, as the case may be, the articles of incorporation, by-laws or other organization documents of Purchaser or any material agreement, lease, mortgage, note, deed of trust, lease, bond, indenture, license or other document or undertaking, oral or written, to which Purchaser is a party or by which Purchaser is bound or by which any of the Assets may be affected other than the consent required under Purchaser's existing credit facility, which Purchaser believes will be obtained prior to Closing.

         5.4 Due Diligence. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and the Other Agreements. Purchaser confirms that AlliedSignal provided to Purchaser the opportunity to ask questions of the officers and management employees of AlliedSignal and to acquire such additional information about the business and financial condition of the Business as Purchaser requested and all such information has been received.

         5.5 Financing. Purchaser has funds of its own, or has binding commitments from responsible banks or other financial institutions to provide funds, which will be sufficient and available to pay the purchase price as set forth in Section 2.1.

         5.6 Investment Representation. Purchaser is acquiring the ELAC Shares for investment and not with a view to the public distribution thereof.

         5.7 Conveyances and Restrictions. The performance by Purchaser of its obligations hereunder, whether through the purchase of the Assets, the obtaining of financing to fund the acquisition, and/or the obtaining of financing for the operations of the Business after the Closing, will not violate any provision of the Uniform Fraudulent Conveyance Act as enacted by the United States or any state thereof, or any regulations thereunder or any state fraudulent conveyance or similar statute in a state in which the Business or Purchaser is doing business.

         5.8 Brokerage Fees. No person is entitled to any brokerage or finder's fee or other commission from Purchaser in respect of this Agreement or the transactions contemplated hereby.


                   ARTICLE 6. EMPLOYEES AND EMPLOYEE BENEFITS

         6.1      Employment.

                  (a) Purchaser shall offer employment effective as of the Closing Date to all Employees (except that Employees on Long Term Disability shall be offered employment when such Employees are medically certified to return to work) employed as of the Closing Date. Nothing herein expressed or implied confers upon any Employee who accepts Purchaser's offer of employment (collectively, "Transferred Employees") any rights or remedies of any nature or kind, including, without limitation, any rights of employment with Purchaser for a specified period of time.

                  (b) Notwithstanding Section 6.1(a) above, the employment of Employees employed by ELAC (collectively, the "German Employees") shall continue following the Closing Date and shall remain the liability of ELAC.

         6.2      Compensation and Benefits - U.S. Employees.

                  (a) Generally. Purchaser shall continue or shall provide, for a period of at least 12 months immediately subsequent to the Closing Date, for all Transferred Employees who are employed in the United States (collectively, "U.S. Transferred Employees") base salary or applicable rate of pay not less than that provided by Sellers immediately prior to the Closing Date, employee benefits and incentive compensation comparable, in the aggregate, to those in effect as of the Closing Date, except that, with respect to those plans providing a benefit in AlliedSignal stock, Purchaser shall have no obligation to provide such benefits or comparable benefits or to take into account such benefits for purposes of this Section. Purchaser shall assume liability for all deferred compensation, supplemental and excess pension and savings benefits, all bonus amounts, normal and enhanced severance benefits, and relocation benefits (whether or not all such employee benefits are vested on the Closing
Date) in respect of all U.S. Transferred Employees incurred or earned, but not paid, on or before the Closing Date, or as incurred in connection with the sale of the Business and not paid as of the Closing Date, to the extent accrued on the Closing Balance Sheet. Purchaser shall assume the retention agreements listed on Schedule 6.2(a).

                  (b) Union Employees. Purchaser shall offer employment on or prior to the Closing Date to each U.S. Employee covered by the Collective Bargaining Agreements between AlliedSignal and the United Auto Workers ("UAW") or UAW Local 179, including the Local Agreement between AlliedSignal and UAW Local 179, the Master Agreement between AlliedSignal and the UAW, and all associated agreements that are part of such Master Agreement, including the letters of understanding and agreements covering pensions, insurance and savings plans (collectively, the "Bargaining Agreements") as described in
Schedule 4.7 (such covered Employees being referred to, collectively, as "Union Employees"), provided that such Union Employee is actively at work on the Closing Date. Purchaser shall provide each Union Employee with compensation (base rate of pay and incentive compensation, if any) no less than that required by the applicable Bargaining Agreements and any applicable side letters and schedules immediately prior to the Closing Date. A Union Employee who is absent on the Closing Date due to illness, vacation, paid leave, holiday or union office leave or who is otherwise subject to recall with seniority rights shall to the extent required by the applicable Bargaining Agreement and any applicable side letters and schedules be considered actively at work on the Closing Date. The Union Employees who are actively at work on the Closing Date shall hereafter be called "Union Transferred Employees". Sellers shall retain the obligation to provide any Union Employee who does not become a Union Transferred Employee on the Closing Date with benefits under Sellers' Pension Plans for Union Employees, as defined herein, and all other benefits required to be provided by the Bargaining Agreements.

                  (c) Purchaser agrees to credit each U.S. Transferred Employee service credited with Sellers under the Benefit Plans for participation, retirement eligibility and vesting under such employee benefit plans or policies Purchaser maintains or will maintain for or on behalf of the U.S. Transferred Employees. In addition, such service shall be credited for benefit purposes under welfare plans (including severance plans), vacation plans and qualified retirement plans in respect of which assets and liabilities are transferred to

Purchaser's Plans. Sellers shall not in any manner be responsible for any liability, claim or obligation due under any such plan maintained by Purchaser.

         6.3 Severance and WARN Act. (a) Sellers shall pay and be responsible for all liability, cost or expense for severance, termination indemnity payments, salary continuation, special bonuses and like costs under Sellers' severance pay plans, policies or arrangements, with respect to any of the Employees that arise from or relate to the transactions described in or contemplated by this Agreement, or of any U.S. Transferred Employees that arise under Sellers' severance plans from the subsequent termination of employment by Purchaser after the Closing Date. Purchaser agrees to pay and be responsible for all liability, cost, expense and sanctions resulting from the Purchaser's failure to comply after the Closing Date with the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act"), and the regulations thereunder or for any action by Purchaser which causes WARN to apply.

                  (b) The Sellers shall not, at any time within the 60-day period prior to the Closing Date, effectuate a "plant closing" or "mass layoff", as those terms are defined in the WARN Act or any State law, affecting in whole or in part any Ocean Systems site of employment, facility, operating unit or employee.

                  (c) The Sellers shall indemnify, defend and hold Purchaser harmless from and against any and all claims, actions, suits, demands, proceedings, losses, expenses, damages, obligations and liabilities (including costs of collection, attorney's fees and other costs of defense) ("Damages") arising out of or otherwise in respect of (i) termination by the Sellers of any employee of the Business on or prior to the Closing Date; (ii) any claim made by any employee of the Business for severance pay arising prior to, or upon the Closing Date; or (iii) any suit or claim of violation brought against the Purchaser under the WARN Act or any State law for any actions taken by the Sellers in connection with, on or prior to the Closing Date with regard to any site of employment, facility, operating unit or employee affected by this Agreement which action by itself causes WARN to apply.

         6.4 Health Care Continuation Liability. With respect to Sellers' plans, Seller agrees to pay and be responsible for all liability, cost, expense, taxes and sanctions under Section 4980B of the Internal Revenue Code (the "Code"), interest and penalties imposed upon, incurred by, or assessed against Purchaser or Sellers that arise by reason of or relate to any failure to comply with the health care continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, as amended, which failure occurs as a result of the transactions described in or contemplated by this Agreement or which failure occurs on or after the Closing Date with respect to any Employee or any qualified beneficiary (as defined in Section 4980B(g)(1)) of such Employee.

         6.5      Pension Plan.

                  (a) AlliedSignal shall amend the Salaried Employees Pension Program for AlliedSignal Inc., the AlliedSignal Inc. Pension Plan for Hourly Employees (provisions relating to UAW Local 179) and the AlliedSignal Inc. Retirement Program (collectively, the "Pension Plans") to fully vest all Employees employed by the Business as of the Closing Date participating in the Pension Plan in their accrued benefit as of the Closing Date. Purchaser shall assume the liabilities and obligations as of the Closing Date of Sellers for the accrued benefits of all U.S. Transferred Employees under the Pension Plans. Purchaser shall have established as of the Closing Date, or shall establish as soon as practicable after the Closing Date, a tax-qualified defined benefit pension plan or plans which shall discharge the pension obligations of Purchaser set forth in this Section ("Purchaser's Plan"). As soon as practicable after the Closing Date, AlliedSignal shall cause a transfer of the pension liabilities and obligations being assumed by Purchaser and of the assets, as calculated below, to Purchaser's Plan.

                  (b) The assets to be transferred from the Pension Plans to Purchaser's Plan shall be an amount equal to the "projected benefit obligation," within the meaning of Financial Accounting Standard No. 87, as of the Closing Date attributable to the U.S. Transferred Employees under Sellers' Pension Plans ("PBO") with adjustments described below. Sellers' actuary shall calculate the transfer amount (the "Transfer Amount") by applying the assumptions, methods and methodologies listed on Schedule 6.5(b) and other actuarial assumptions and methodologies used in the ordinary course in the preparation of the actuarial valuation not inconsistent with those listed in
Schedule 6.5(b). Notwithstanding any provision herein to the contrary, the transfer amount shall be subject to the applicable requirements of Sections 414(l) and 401(a)(12) of the Code. The amount as so determined shall be adjusted for investment earnings at the short term investment fund rate earned by Sellers' Pension Plans (the "Earnings") for the period between the Closing Date and the actual dates of transfer (see below) and reduced by the amount of any benefit payments to U.S. Transferred Employees and a proportional share of investment and administrative expenses relative to asset values for such period. The amount of assets caused to be transferred pursuant to this Section shall be calculated by Sellers' actuary, and the actuarial calculations shall be subject to review and approval by Purchaser's actuary. In the event that Purchaser's actuary does not agree with the calculation determined by Sellers' actuary, the determination of the amount to be transferred pursuant to this Section shall be made by a third, nationally recognized actuarial firm selected by Sellers' and Purchaser's actuaries (the cost of which shall be borne equally between Sellers and Purchaser), and the determination of such third actuary as to the amount to be transferred shall be binding and conclusive upon all parties hereto. The transfer of assets from Sellers' Pension Plan to Purchaser's Plan shall be made in cash pursuant to Section 6.5(c). The parties shall file any necessary IRS Forms 5310-A with respect to such transfer.

                  (c) All transfers from the Pension Plans to the Purchaser's Plan shall be made in accordance with the provisions of this Section 6.5(c). As soon as is administratively practical, but in no event later than 30 days following the Closing Date, and conditioned upon AlliedSignal having been provided evidence reasonably satisfactory to it that Purchaser has established a trust (or trusts) to hold the assets of the Purchaser's Plan and that Purchaser's Plan is qualified under Section 401(a) of the Code and the trusts holding assets of the Purchaser's Plan are tax exempt under Section 501(a) of the Code ("Initial Transfer Date"), AlliedSignal shall cause its trusts to make an initial transfer of assets in cash equal to 85% of the amount reasonably estimated by AlliedSignal in good faith to be equal to the Transfer Amount (the "Initial Transfer Amount"). In addition, prior to the Initial Transfer Date AlliedSignal shall provide Purchaser with evidence reasonably satisfactory to Purchaser that the Pension Plans remain qualified under Section 401(a) of the Code. As soon as practicable after the final determination of the amounts to be transferred ("True-Up Date"), AlliedSignal shall cause a second transfer to be made in cash of the "True-Up Amount." The True-Up Amount shall be equal to the following amount:

         (Transfer Amount minus Initial Transfer Amount), minus benefit payments made to U.S. Transferred Employees since the Closing Date from the Pension Plans, adjusted for Earnings on the excess of the Transfer Amount over the Initial Transfer Amount from the Initial Transfer Date to the True-Up Date,

If the Initial Transfer Amount exceeds the Transfer Amount, as soon as practicable following such determination Purchaser shall cause a transfer to be made to the respective Pension Plan equal to the excess of the Initial Transfer Amount over the Transfer Amount, adjusted to reflect earnings at the short term investment fund rate earned by Purchaser's Plan from the Initial Transfer Date until the date of transfer.

         6.6 Savings Plan. AlliedSignal shall provide that those Employees participating in the AlliedSignal Savings Plan and AlliedSignal Thrift Plan ("Savings Plans") immediately prior to the Closing Date shall fully vest on the Closing Date in their respective Savings Plans accounts (the "Accounts"). As promptly as practicable following the Closing Date, Sellers and Purchaser shall arrange for the transfer of the Accounts and the corresponding liabilities with respect to the U.S. Transferred Employees, from the Savings Plans to one or more tax-qualified plans established or to be established by Purchaser which provides benefits substantially equivalent to the benefits available under the applicable Savings Plans. With respect to the plan or plans receiving assets from the Savings Plans, to the extent permitted by Applicable Law, such plan or plans shall also (a) provide for tax-deferred contributions and (b) meet all requirements for a qualified cash or deferred arrangement under Section 401(k) of the Code. The transfer of assets from the Savings Plans shall be made in cash, marketable securities, promissory notes presenting participant loans, or a combination thereof, as determined by AlliedSignal and consented to by Purchaser. Without limiting the generality of the foregoing, if AlliedSignal should determine to transfer assets held in Accounts which, immediately prior to the Closing Date, provide for holding AlliedSignal common stock in such form, Purchaser agrees to accept transfer of such Accounts in AlliedSignal's common stock, and, to the extent permitted by law for such reasonable period of time as Purchaser may determine, to provide U.S. Transferred Employees with an election to retain AlliedSignal's common stock in their respective plan accounts or to dispose of such stock and have the proceeds reinvested in other investment alternatives offered under each such plan. Prior to the transfer date, Purchaser shall, to the reasonable satisfaction of AlliedSignal's counsel, present AlliedSignal with such evidence and information (which may include or be provided by an opinion of Purchaser's counsel satisfactory to AlliedSignal) as is reasonably necessary to establish that the tax-qualified plan or plans established or to be established by Purchaser to which the transfer or transfers described in this Section are to be made are in full force and effect and meet all the requirements for qualification under Sections 401 and 411(d)(6) of the Code and Sellers shall, to the reasonable satisfaction of Purchaser's counsel, present Purchaser with such evidence and information as is reasonably necessary to establish that the Savings Plan meets the requirements of Section 401(a) of the Code.

         6.7 Labor Agreements. Purchaser shall assume Sellers' obligations under the Bargaining Agreements and any applicable side letters and schedules according to their terms as in effect of and as of the Closing Date, and shall honor such Bargaining Agreements for the remainder of the effective term thereof following the Closing Date.


                        ARTICLE 7. PRE-CLOSING COVENANTS

         7.1      [Intentionally left blank].

         7.2      [Intentionally left blank].

         7.3      [Intentionally left blank].

         7.4      [Intentionally left blank].

         7.5 Workers' Compensation. The Seller shall retain responsibility for all workers' compensation events which relate to incidents occurring on or before the Closing Date. The Purchaser shall have responsibility for all workers' compensation events which relate to incidents occurring after the Closing Date.

         7.6 Insurance-Primary Casualty Program. Sellers maintain at present a series of insurance programs pursuant to which various insurance carriers have provided and are providing insurance coverage in respect of the Business relating to automobile liability, general liability, employers liability and non-aircraft products liability (the "Primary Casualty Program") and Sellers and Purchaser understand and agree that Sellers are not transferring to Purchaser pursuant hereto any rights or interests in such Primary Casualty Program, nor, except as otherwise set forth herein, shall Sellers be required to maintain any of such coverages or limit in any manner Sellers' right to change deductible levels or other terms or conditions thereof. As between Purchaser and Sellers, however, it is agreed that the following shall apply to claims with a date of occurrence prior to the Closing Date that are covered by the Primary Casualty Program:

                  7.6.1 Claims Responsibility and Procedures. Purchaser shall promptly notify in writing Sellers of any claims against the Business, Purchaser, Sellers or any of their Affiliates arising from occurrences which took place prior to the Closing Date relating to the Business or its prior assets, business or operations. To the extent coverage is available under the Primary Casualty Program, Purchaser shall handle such claims through the applicable insurance carrier and to the limited extent required therefor is hereby appointed as Sellers' agent in dealing with any such applicable insurance carriers, such agency, however, being subject to revocation at any time if Purchaser fails to comply with the provisions of this Section 7.6. Purchaser through the applicable insurance carrier may settle any such claim on a basis which in its judgment is reasonable provided, however, that Purchaser agrees not to settle any such claims for an amount in excess of $50,000 without prior consultation with AlliedSignal. Sellers and Purchasers shall cooperate with each other in the defense of any such claims and will keep each other informed of significant developments with respect thereto. Neither Purchaser nor Sellers will knowingly take any action that prejudices the other party in the collection of any applicable insurance proceeds.

         7.7 No Inconsistent Action. Subject to Sections 9.1 and 9.2, the parties hereto shall not take any action inconsistent with their obligations under this Agreement or which could materially hinder or delay the consummation of the transactions contemplated by this Agreement. None of the parties hereto shall take or omit to take any action that could result in any of their respective representations and warranties not being true in all material respects on the Closing Date.

         7.8      [Intentionally left blank].

         7.9 Non-Solicitation. Sellers agree that until December 22, 1999, they shall not, and they shall cause each of their respective Affiliates not to, without the prior consent of Purchaser, employ or solicit for employment any person currently employed by the Business (other than a person solicited or hired as a result of a general solicitation (such as an advertisement) not specifically directed to employees of the Business).

         7.10 Refunds and Remittances. In the event that Sellers or their Affiliates receive any amount that is properly due and owing to Purchaser in accordance with the terms of this Agreement, Sellers shall cause same to be promptly remitted to Purchaser at the address specified in Section 13.2.

         7.11 Enforcement of Confidentiality Provisions. Sellers agree to use reasonable best efforts to enforce, at the written request of Purchaser, (i) the confidentiality provisions of any agreements related to the sale of the Business (excluding any employee solicitation provisions) and (ii) all confidentiality agreements, if any, entered into between Sellers or any of their Affiliates and any of their employees, in each case to the extent such provisions pertain to the Business as of the Closing Date.

         7.12 Novation of Government Contracts. As soon as reasonably practicable following the Closing, AlliedSignal shall, in accordance with Federal Acquisition Regulations Part 42, Section 42.12, submit in writing to each responsible Contracting Officer (as such term is defined in Federal Acquisition Regulations Part 42, Section 42.102(a)), a request for the U.S. Government to (i) recognize Purchaser in accordance with this Agreement and
(ii) enter into a novation agreement (the "Novation Agreement") substantially in the form contemplated by such regulations. AlliedSignal shall thereby reasonably assist Purchaser in obtaining all consents, approvals and waivers required for the purpose of processing, entering into and completing the Novation Agreement with regard to any of the Government Contracts, including responding to any reasonable requests for information by the U.S. Government with regard to such Novation Agreement.

         7.13 Further Actions. Subject to the terms and conditions hereof, Sellers and Purchaser agree to use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including without limitation, taking all necessary or advisable action (i) in respect of the works council of ELAC and (ii) to terminate the profit/loss pooling arrangement (the "Pooling Arrangement") between AS Deutschland and ELAC not later than December 31, 1998.

         7.14 Letters of Credit. Schedule 7.14 identifies letters of credit and other similar obligations in respect of which AlliedSignal will remain as account party ("Retained L/Cs") and other letters of credit and similar obligations ("Assumed L/Cs") in respect of which Purchaser shall, not later than May 31, 1998, either (a) become account party or (b) issue replacement letters of credit, with Purchaser as account party, and obtain the cancellation of the Assumed L/Cs and release Sellers from any obligations under any related credit agreements. In the event that, after using its reasonable best efforts, Purchaser cannot perform its obligations under Section 7.14(a) or (b) with respect to the Assumed L/Cs, Purchaser shall provide back-up letters of credit with respect to such Assumed L/Cs. Any Assumed L/C in respect of which Purchaser has not issued a replacement or back-up letter of credit as aforesaid by May 31, 1998 may be cancelled by AlliedSignal and Purchaser shall reimburse AlliedSignal forthwith for all amounts drawn by the beneficiary under any such cancelled letter of credit; provided, however, that prior to May 31, 1998, AlliedSignal shall not waive any requirements of or agree to amend any such Retained L/C without the prior written consent of Purchaser. The parties acknowledge that the identity of the account party under any Retained L/C and any Assumed L/C and other similar obligations does not alter the terms of this Agreement, meaning, specifically and without limitation, that the provisions of
Section 3.1 (Assumed Liabilities), 3.2 (Excluded Liabilities) and Article 12 (Indemnification) are unaffected by the identity of the account party, and if a demand for payment is made under a Retained L/C or an Assumed L/C, the financial responsibility for the circumstances underlying such demand shall be determined by this Agreement and not by the identity of the account party under the letter of credit in question.

         7.15 1985 Capitalization of ELAC. AlliedSignal shall ensure that the 1985 capitalization of ELAC is confirmed by German counsel to have been lawful and proper. The parties shall cooperate in any steps that may be necessary to correct the capitalization, at AlliedSignal's expense.

         7.16 MCDV Subcontract. Following the Closing, AlliedSignal and Purchaser shall use their reasonable best efforts to prepare a subcontract (the "MCDV Subcontract") to be entered into between AlliedSignal Canada Inc. ("ASC") and Purchaser relating to the contract between ASC and MacDonald, Dettwiler and Associates Ltd. for the maritime coastal defense vessel, as amended (the "MCDV Contract"). The MCDV Subcontract shall be reasonably acceptable to AlliedSignal and Purchaser and shall transfer to Purchaser in U.S. dollars the full economic benefit of the MCDV Contract (based on the exchange rate for U.S. and Canadian dollars as reported in the Wall Street Journal on the date of any payment). Purchaser shall, and AlliedSignal shall cause ASC to, enter into the MCDV Subcontract promptly following the finalization thereof to the reasonable satisfaction of AlliedSignal and Purchaser. In the event that (i) ASC shall be prohibited from making any payment to Purchaser under the MCDV Subcontract,
(ii) any Canadian withholding tax would be applicable to any payment to Purchaser by ASC under the MCDV Subcontract or (iii) ASC would lose Canadian content credit as a result of any payment to Purchaser by ASC under the MCDV Subcontract, AlliedSignal shall, on the date any such payment is due and in lieu of such payment from ASC under the MCDV Subcontract, make a payment to Purchaser in an amount equal to the amount of the payment due under the MCDV Subcontract, without regard to any Canadian withholding tax. Purchaser shall not have any liability under the MCDV Subcontract for any obligation or liability relating to the ownership or operation of the Assets or the Business on or prior to the Closing Date relating to (a) the provision of Canadian content, (b) any penalty or excise tax for failure to meet Canadian content obligations or (c) any obligation for liquidated damages for failure to timely deliver.


                        ARTICLE 8. CONDITIONS TO CLOSING

         8.1 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions, any one or more of which may be waived by Purchaser in its sole discretion:

                  (a) On the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement or any such injunction, restraining order or decree or any pending lawsuit, claim or legal action relating to the transactions contemplated by this Agreement which would materially adversely affect such transactions or Purchaser's ownership, use or enjoyment of the Business or any part thereof.

                  (b)(i) All of the representations and warranties of Sellers, including those set forth in Section 8.1(b)(ii) and (iii) below, contained in this Agreement or in any certificate, instrument or other document delivered to Purchaser pursuant hereto shall be complete, true and correct in all respects on and as of the Effective Date, with the same force and effect as though such representations and warranties had been made on and as of the Effective Date, except to the extent that any such representation and warranty is made as of a specified date, in which case, such representation and warranty shall have been true and correct as of such date;

                  (ii) The representations and warranties of Sellers contained in Sections 4.1, 4.2, 4.3, 4.8, 4.10, 4.11, 4.12, 4.15, 4.16, 4.17, 4.18, 4.20,
4.21, 4.22, 4.23, 4.25, 4.26 and 4.27 of this Agreement or in any certificate, instrument or other document delivered to Purchaser pursuant hereto shall be complete, true and correct in all respects on the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation and warranty is made as of a specified date, in which case, such representation and warranty shall have been true and correct as of such date; and

                  (iii) To the Knowledge of Sellers, the representations and warranties contained in Section 4.9 of this Agreement or in any certificate, instrument or other document delivered to Purchaser pursuant hereto shall be complete, true and correct in all respects on the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation and warranty is made as of a specified date, in which case, such representation and warranty shall have been true and correct as of such date.

                  (c) Sellers shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by them prior to or on the Closing Date.

                  (d) Purchaser shall have received a certificate, dated the Closing Date, from an authorized officer of each of the Sellers to the effect that the conditions specified in (b) and (c) above have been fulfilled.

                  (e) The Transition Services Agreement, attached as Exhibit B hereto, shall have been executed and delivered by the parties thereto.

         8.2 Conditions to the Obligations of Sellers. The obligations of Sellers under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by Sellers in their sole discretion:

                  (a) On the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

                  (b) The representations and warranties of Purchaser contained in this Agreement or in any certificates, instruments or other documents delivered to AlliedSignal pursuant hereto shall be complete, true and correct on the Closing Date, with the same force and effect as though such representations and warranties, as updated, had been made on and as of the Closing Date, except to the extent that any such representation and warranty is made as of a specified date, in which case, such representation and warranty shall have been true and correct as of such date.

                  (c) Purchaser shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by the Closing Date.

                  (d) AlliedSignal shall have received a certificate, dated the Closing Date, from an authorized officer of the Purchaser to the effect that the conditions specified in (b) and (c) above have been fulfilled.


                      ARTICLE 9. TERMINATION AND SURVIVAL

         9.1 Termination. Notwithstanding anything to the contrary set forth herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

                   (a) by mutual written consent of Purchaser and Sellers; or

                  (b) by Purchaser, on the one hand, or Sellers, on the other hand, upon written notice to the other, if such other party or its Affiliate has breached any representation, warranty or covenant contained in this Agreement in any respect, if the non-breaching party has notified the breaching party of the breach in writing and the breach has continued without cure for a period of thirty (30) days after notice of the breach; or

                  (c) by the Purchaser, on the one hand, or Sellers, on the other hand, if there shall be in effect any law or regulation that prohibits the consummation of the Closing or if the consummation of the Closing would violate any non-appealable final order, decree or judgment of any court or governmental body having jurisdiction over the transactions contemplated hereby; or

                  (d) by either party if the Closing shall not have occurred by April 1, 1998; provided that the terminating party is not in material breach of its obligations under this Agreement.

         9.2 Effect of Termination. If this Agreement is terminated pursuant to
Section 9.1, this Agreement shall become void and of no further force and effect, and none of the parties hereto (nor their respective Affiliates, directors, shareholders, officers, employees, agents, consultants, attorneys-in-fact or other representatives) shall have any liability in respect of such termination except that the obligations contained in Sections 9.2, 13.1, 13.3 and 13.9 shall survive; provided, however, that if such termination is effected pursuant to Section 9.1(b) or (d) and the failure to consummate the transactions contemplated hereby was the result of any of the conditions to Closing having not been fulfilled by reason of the breach by either Purchaser, on the one hand, or Sellers, on the other hand, of their respective covenants, representations and/or warranties set forth in this Agreement or in any agreement, document or instrument ancillary hereto, the party having so breached shall remain liable to the other party for such breach.


                         ARTICLE 10. CLOSING DOCUMENTS

         10.1 Documents to be Delivered by Sellers. At the Closing, Sellers shall deliver to Purchaser the following documents:

                         (i) Copies of resolutions of each of the Sellers certified by a Secretary, Assistant Secretary or other appropriate officer of such entity, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

                        (ii) Executed deeds, bills of sale or other appropriate instruments of transfer with respect to all of the Real Property, Personal Property, Inventory, Accounts Receivable and any other Assets not transferred or assigned by any other documents or instruments described in this Section;

                       (iii) Executed and acknowledged Assignments by ASTI sufficient to transfer title to the Intellectual Property;

                         (iv) Executed assignment and assumption agreements
with respect to the Contracts;

                          (v) Executed documents of assignment or transfer with
respect to each of the permits, licenses and authorizations listed in Schedule 4.17;

                         (vi) One executed assumption of liability agreement by
which Purchaser will assume the Assumed Liabilities pursuant to Section 3.1 (the "Assumption of Liability Agreement");

                         (vii) One executed copy of the License Agreement;

                        (viii) A certificate of an appropriate officer of AlliedSignal relating to the representations, warranties and covenants of AlliedSignal made herein as provided in Section 8.1(b) and (c);

                          (ix) A share transfer agreement in customary form and
a certificate in the name of Purchaser representing the ELAC Shares;

                           (x) Any other document reasonably necessary to
effectuate the transactions contemplated hereby;

                          (xi) Sellers shall have delivered to Purchaser
certificate(s) in form and substance reasonably satisfactory to Purchaser, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding pursuant to the provisions of the Foreign Investment Real Property Tax Act (e.g., a certificate of non-foreign status as provided in Treasury Regulation section
1.1445-2(b)(2)(iii)(B)); and

                         (xii) One executed Transition Services Agreement.

         10.2 Documents to be Delivered by Purchaser. At the Closing, Purchaser shall pay the Purchase Price to AlliedSignal and shall execute where applicable and deliver to AlliedSignal the following documents:

                         (i) Copies of resolutions of the Purchaser, certified
by the Secretary or Assistant Secretary of Purchaser, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

                        (ii) Executed assignment and assumption agreement with respect to the Contracts;

                       (iii) One executed Assumption of Liability Agreement;

                        (iv) A certificate of an appropriate officer of Purchaser relating to the representations, warranties and covenants made herein by Purchaser, as provided in Sections 8.2(b) and (c);

                         (v) One executed copy of the License Agreement;

                        (vi) Any other document reasonably necessary to effectuate the transactions contemplated hereby;

                       (vii) One resale certificate regarding inventory; and

                      (viii) One executed copy of the Transition Services Agreement.

                      ARTICLE 11. POST CLOSING OBLIGATIONS

         11.1 Further Assurances. From time to time after the Closing, without further consideration, the parties shall cooperate with each other and shall execute and deliver instruments of transfer or assignment, or such other documents to the other party as such other party reasonably may request to evidence or perfect Purchaser's right, title and interest to the Assets, and otherwise carry out the transactions contemplated by this Agreement, including providing that Purchaser will be able to utilize the AlliedSignal sales office in Canada previously used by the Business. Any cash received by the Sellers after the Closing in respect of any Asset shall be immediately remitted by Sellers to Purchaser.

         11.2 Access to Books and Records. After the Closing, Purchaser shall permit AlliedSignal to have reasonable access to and the right to make copies of such of Sellers' books, records and files as constitute part of the Assets or the ELAC Assets for any reasonable purpose at any time during regular business hours, such as for use in litigation or financial reporting, tax return preparation, or tax compliance matters.

         11.3 Cooperation in Litigation. The parties shall reasonably cooperate with each other at the requesting party's expense in the prosecution or defense of any dispute or litigation or other proceeding arising from their respective operation of the Business, including but not limited to affording reasonable access to and providing information regarding amounts in dispute, information regarding former employees of the Business and documentation created in the running of the Business relating to such dispute or litigation. Purchaser and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, and at their own cost and expense, in connection with the filing of Tax Returns, the retention of records and the forwarding of any relevant notices or other information received from any Taxing authority and any audit, litigation or other proceeding with respect to Taxes, and shall fully and accurately submit any tax data packages reasonably requested by Sellers within the time periods established by the Sellers Tax department consistent with past practices.

         11.4 Proprietary Information. Prior to the Closing Date, the Business was routinely supplied copies of proprietary and confidential information relating to strategic, technical, and/or marketing plans of AlliedSignal and its Affiliates and their various operations unrelated to the Business. Although AlliedSignal has attempted to recover such information from the Business, some may still be present within the Business. Purchaser therefore agrees that it will not use such information for any purpose whatsoever, and shall destroy any remaining copies.

         11.5 Covenant Not to Compete. AlliedSignal and each of its Affiliates agrees that for a period of five years after the Closing Date, neither it nor any of its Affiliates will, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, any business whether in corporate, proprietorship or partnership form or otherwise competitive with the Business as currently conducted, except for (i) any business, service or product line acquired by AlliedSignal, directly or indirectly, after the Closing Date to the extent the revenues attributable to the competing business do not account for in excess of 20% of the revenues of the business acquired or (ii) any investment by the Savings Plans or the Pension Plans of AlliedSignal.

         11.6 Change of Name. To the extent AS Deutschland has not done so prior to Closing, Purchaser covenants that promptly after Closing it will change the legal name of ELAC and its wholly owned pension fund subsidiary in accordance with German law to eliminate the reference therein to "AlliedSignal."

         11.7 Tax Election. The Purchaser may at its option make a section 338 election with respect to the ELAC Shares or in the alternative, the Purchaser may purchase the ELAC Shares through a German acquisition vehicle; provided that, in either case, the Seller consents to the making of such election or purchase which such consent shall not be unreasonably withheld.

         11.8 Research and Experimental Expenses. Sellers will furnish to the Purchaser as soon as reasonably practicable, but in no event more than 180 days after Closing, at Seller's cost and expense, all information reasonably requested relating to the base period research expenses and any other information to allow Purchaser to claim research and experimental credits in accordance with the relevant sections of the Code and Treasury Regulations promulgated thereunder.

         11.9 Pooling Arrangement. As described in Section 7.13, the Pooling Arrangement is to be terminated not later than December 31, 1998. Notwithstanding the existence of the Pooling Arrangement, any net earnings of ELAC during the period from the Effective Date until the date the Pooling Arrangement is terminated (the "Pooling Period") shall be treated as an Asset, and all losses and the consequences thereof shall be treated as an Assumed Liability, for purposes of this Agreement.


                          ARTICLE 12. INDEMNIFICATION

         12.1 Indemnification by Sellers. Sellers shall defend, indemnify and hold harmless Purchaser and Purchaser's directors, shareholders, officers, employees, agents, Affiliates, successors and each of the heirs, executors and successors and assigns of any of the foregoing (collectively, the "Purchaser Indemnified Parties") from and against any and all claims, liabilities, obligations, losses, costs, expenses (including, without limitation, reasonable legal, accounting and similar fees and expenses), fines, damages (individually a "Loss" and collectively "Losses"), arising out of:

                  (a) any breach or violation of any of the covenants or agreements made by Sellers in this Agreement or the Other Agreements;

                 (b) any breach of, or any inaccuracy or misrepresentation in, any of the representation or warranties made by Sellers in this Agreement or in any Schedule, agreement, instrument, certificate or similar document required to be delivered pursuant to the terms hereof; or

                  (c) any of the Excluded Liabilities or Excluded Assets.

         12.2 Tax Indemnification. The Sellers shall, jointly and severally, be responsible for, shall pay or cause to be paid, and shall indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Taxes for or in respect of each of the following:

                  (a) any and all Taxes with respect to any taxable period or a portion thereof, of ELAC (or any predecessor) ending on or before the Closing Date;

                  (b) with respect to any and all Taxes of any member of a consolidated, combined or unitary group of which ELAC (or any predecessor) is or was a member on or prior to the Closing Date by reason of the liability of ELAC pursuant to Treasury Regulation Section 1.1502-6(a) (or any analogous or similar state, local or foreign law or regulation), as a transferee or successor, by contract, or otherwise;

                  (c) any Taxes arising out of a breach of the representations and warranties contained in Section 4.16; and

                  (d) any payments required to be made after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar contracts (whether or not written), including but not limited to the profit/loss pooling arrangement with AS Deutschland set forth on Schedule 4.16, to which ELAC was obligated, or was a party, on or prior to the Closing Date.

         12.3 Indemnification by Purchaser. Purchaser shall indemnify and hold harmless AlliedSignal and AlliedSignal's directors, shareholders, officers, employees, agents, consultants, representatives, Affiliates, successors and assigns (the "AlliedSignal Indemnified Parties") from and against any and all Losses arising out of:

                  (a) any breach or violation by Purchaser of any of the covenants or agreements made by Purchaser in this Agreement or the Other Agreements;

                  (b) any breach of, or any inaccuracy in any of the representations or warranties made by Purchaser in this Agreement, or in any Schedule, agreement, certificate, instrument or similar documents required to be delivered pursuant to the terms hereof; or

                  (c) any Assumed Liability.

         12.4 Indemnification Procedure. (a) Any party seeking indemnification hereunder (the "Indemnitee") shall notify the party liable for such indemnification (the "Indemnitor") in writing of any event, omission or occurrence which the Indemnitee believes has given or could give rise to Losses which are indemnifiable hereunder (such written notice being hereinafter referred to as a "Notice of Claim"). Any Notice of Claim shall be given promptly after the Indemnitee becomes aware of such event, omission or occurrence; provided, that the failure of any Indemnitee to give notice as provided in this Section 12.4 shall not relieve the Indemnitor of its obligations under this Section 12.4, except to the extent that the Indemnitor is actually prejudiced by such failure to give notice. A Notice of Claim shall specify in reasonable detail the nature and the particulars of the event, omission or occurrence giving rise to a right of indemnification to the extent known by or available to Indemnitee. The Indemnitor shall satisfy its obligations hereunder within thirty (30) days of its receipt of a Notice of Claim.

                  (b) All costs and expenses incurred by the Indemnitor in defending any claim or demand shall be a liability of, and shall be paid by, the Indemnitor. Except as hereinafter provided, in the event that the Indemnitor notifies the Indemnitee within the 30 day period that it desires to defend the Indemnitee against such claim or demand, the Indemnitor shall be deemed to waive its right to contest such Indemnitee's right to indemnification hereunder and shall have the right to defend the Indemnitee by appropriate proceedings and shall have the sole power to direct and control such defense. If any Indemnitee desires to participate in any such defense, it may do so at its sole cost and expense; provided, that such Indemnitee shall have the right to employ separate counsel to represent such Indemnitee in such defense, at the Indemnitor's expense, if (i) in such Indemnitee's reasonable judgement and on the advice of counsel, a conflict of interest between such Indemnitor and such Indemnitee exists with respect to such claim or demand or (ii) the Indemnitor agrees to the retention of such counsel. So long as the Indemnitor is reasonably contesting any such claim or demand in good faith, the Indemnitee shall not pay or settle a claim or demand without the consent of the Indemnitor (unless the Indemnitee waives in writing any right to indemnity therefor). The Indemnitor may settle any claim or demand without the consent of the Indemnitee provided that such settlement includes a full, unconditional and complete release of the Indemnitee, and provided also that no such settlement will, without the prior written consent of the Indemnitee, impose any obligation or restriction on the Indemnitee or any of its assets or businesses. So long as the Indemnitor is defending in good faith any such third party claim, demand, suit, action or proceeding, the Indemnitee shall at all times cooperate in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to, the Indemnitor and shall be reimbursed for its reasonable out-of-pocket expenses related thereto. In the event that the Indemnitor fails to timely defend, contest or otherwise protect against any such third party claim, demand, suit, action or proceeding, the Indemnitee at the Indemnitor's expense shall have the right, but not the obligation, to defend, contest, assert crossclaims or counterclaims, or otherwise protect against, the same and may make any compromise or settlement thereof and be entitled to all amounts paid as a result of such third party claim, demand, suit or action or any compromise or settlement thereof.

                  (c) The Indemnitor, following receipt of any notice from any Indemnitee requesting reimbursement for a Loss (which notice documents in reasonable detail the Loss or portion thereof by the Indemnitee) shall promptly and in any case within thirty days of receipt provide such reimbursement, unless and only to the extent that the Indemnitor disputes in good faith its indemnity obligation with respect to such Loss.

                  (d) Each Indemnitee shall reasonably cooperate in complying with any applicable foreign, federal, state or local laws, rules or regulations or any discovery or testimony necessary to effectively carry out the Indemnitor's obligations hereunder. Such Indemnitee shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection with such compliance.

         12.5 Survival and Limitations. Except as otherwise provided herein, the warranties and representations of the parties contained in this Agreement or in any instrument delivered pursuant hereto, as deemed to have been given as of the Effective Date or the Closing Date, as the case may be, pursuant to
Section 8.1(b), will survive the Closing Date and will remain in full force and effect thereafter for a period of two years from the Closing Date; provided that the representations and warranties contained in (i) Sections 4.8 and 4.18 shall survive the Closing Date indefinitely and (ii) Sections 4.3, 4.10, 4.11,
4.16 and 4.21 which shall survive the Closing Date until 90 days following the expiration of any statute of limitations (or extensions thereof) applicable to the matters described therein; and provided further that in the event notice of any claim for indemnification is given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved. Anything to the contrary contained herein notwithstanding, (a) neither party shall assert any claim against the other for indemnification (not including indemnification for Taxes) hereunder with respect to any inaccuracy or breach of such warranties or representations unless and until the amount of such claim or claims, including any claims deemed made pursuant to Section 12.8, shall exceed $750,000 calculated on a cumulative basis and not a per item basis, and then only in respect to the excess over said $750,000; and (b) neither party shall be entitled to recover from the other more than 50% of the sum of (I) the Purchase Price hereunder and (II) the Purchase Price under the Facility Sale Agreement with respect to all claims for indemnity with respect to any inaccuracy or breach of such warranties or representations.

         12.6 Adjustment for Insurance and Taxes. The amount (an "Indemnity Payment") which an Indemnitor is required to pay on behalf of any Indemnitee pursuant to this Article 12 shall be reduced by the amount of any insurance proceeds theretofore or thereafter actually received by or on behalf of the Indemnitee in reduction of the related indemnifiable loss. An Indemnitee which shall have received or on behalf of which there shall be paid an Indemnity Payment and which shall subsequently receive, directly or indirectly, insurance proceeds in respect of the related indemnifiable loss, shall pay to the Indemnitor the amount of such insurance proceeds or, if lesser, the amount of the Indemnity Payment. Where any tax benefit is available to the Indemnitee with respect to an indemnifiable event, the indemnity payment shall be reduced dollar for dollar by the amount of such tax benefit and where any net Tax cost is incurred by the Indemnitee arising from the receipt of indemnity payments hereunder, the indemnity payment shall be increased dollar for dollar by the amount of such Tax cost (grossed up for such increase), provided that such Tax benefit or Tax cost shall be computed at the highest federal, state, local and foreign corporate income tax rate of the jurisdiction in which such Tax benefit or Tax cost so relates.

         12.7 Environmental Liabilities. (a) To the fullest extent permitted under (i) the Stock Purchase Agreement pursuant to which AlliedSignal acquired ELAC from Honeywell and (ii) Applicable Law, AlliedSignal agrees to assign its indemnification rights if any in respect of the ELAC facility to Purchaser and to the extent not assignable to enforce such provisions for the benefit of Purchaser and to provide any amounts it receives in connection therewith to Purchaser.

                  (b) Notwithstanding Section 3.2(d), (i) Purchaser shall indemnify the AlliedSignal Indemnified Parties from and against the first $3 million of Losses, in aggregate, in respect of the combined Environmental Liabilities hereunder and under the Facility Sale Agreement and 50% of the next $2 million of such Losses and (ii) AlliedSignal shall indemnify the Purchaser Indemnified Parties from and against any other Losses relating to Environmental Liabilities.

         12.8 Facility Sale Agreement. Purchaser agrees to indemnify the Allied Signal Indemnified Parties from and against amounts up to $750,000, calculated on a cumulative basis and not a per item basis, paid by Sellers under Article 11 of the Facility Sale Agreement for claims under the Facility Sale Agreement for indemnification (not including indemnification for Taxes) thereunder with respect to any inaccuracy or breach of the warranties or representations thereunder. If AlliedSignal shall be liable to any party pursuant to the Facility Sale Agreement (a "Facility Sale Liability"), Purchaser shall indemnify AlliedSignal to the extent the amount of such Facility Sale Liability exceeds the amount for which Sellers would have been liable under this Agreement had the Real Estate Assets (as defined in the Facility Sale Agreement) been included in the Assets. Any payments made pursuant to this
Section 12.8 shall be deemed "claims" for purposes of the $750,000 threshold set forth in Section 12.5. Sellers shall not be required to pay more than once in respect of any Loss.


                           ARTICLE 13. MISCELLANEOUS

         13.1 Expenses. Except as specifically set forth elsewhere herein and except that a party not in breach of this Agreement shall be entitled to recover from a breaching party all expenses and costs incurred by the non-breaching party by reason of such breach (including, without limitation all legal expenses and costs), each of the parties hereto shall pay its own expenses and costs incurred or to be incurred by it in negotiating, closing and carrying out this Agreement, and, in no event, shall any such fees and expenses of the Sellers constitute "Assumed Liabilities" under this Agreement.

         13.2 Notices. Any notice or communication given pursuant to this Agreement by a party hereto to the other party shall be in writing and hand delivered, or mailed by registered or certified mail, postage prepaid, return receipt requested (notices so mailed shall be deemed given when mailed), or sent via facsimile, with an original mailed as follows:

         If to AlliedSignal or Sellers:

                  AlliedSignal Inc.
                  101 Columbia Road
                  Morristown, New Jersey 07962
                  Attention: Vice President and Chief Financial Officer
                  Telecopier:  973-455-6039

         If to Purchaser:

                  L-3 Communications Corporation
                  600 Third Avenue
                  New York, New York 10016
                  Attention: Christopher C. Cambria, Esq.
                  Telecopier:      212-805-5494

         with a required copy to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York  10017
                  Attention:  David B. Chapnick, Esq.
                  Telecopier:      212-455-2502

         13.3 Confidentiality. AlliedSignal and Purchaser have entered into a Confidentiality Agreement dated September 23, 1997 which notwithstanding any provision herein to the contrary shall survive the execution and delivery of this Agreement and the Closing hereunder.

         13.4 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         13.5 Entire Agreement/Termination of December Agreement. Except for the Confidentiality Agreement referred to in Section 13.3, this Agreement and the Other Agreements are the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior communications, representations, agreements and understandings between the parties hereto, whether oral or written, including any prior version of this Agreement executed and delivered by the parties hereto. On December 22, 1997, the parties hereto entered into that certain Purchase Agreement (the "December Agreement") regarding the purchase and sale of the Assets. Since the date of the December Agreement, Purchaser has conducted an audit and other examinations of the Business and has asserted certain claims with respect to the December Agreement, relating, inter alia, to the financial position and business prospects of the Business. The parties have resolved all such claims and, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, have restated their agreement with respect to the purchase and sale of the Business, as set forth in this Agreement. The December Agreement is hereby terminated, is of no further force or effect, and no party shall have any right or obligation, whether as a matter of the law of contract or otherwise, under, arising out of or relating to, the December Agreement or any matter appearing in the December Agreement that does not appear in this Agreement (including, without limitation, the representations and warranties of Sellers that do not appear in this Agreement). The agreement between the parties as to the purchase and sale of the Business is expressed in its entirety in this Agreement.

         13.6 Construction. When the context so requires, references herein to the singular number include the plural and vice versa and pronouns in the masculine or neuter gender include the feminine. The headings contained in this Agreement and the tables of contents, exhibits and schedules are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         13.7 Assignment. This Agreement may not be assigned, in whole or in part, by any party hereto without the prior written consent of the other parties hereto, which consent shall not unreasonably be withheld; provided that Purchaser may, without the consent of Sellers, assign its rights and obligations, in whole or in part, to any wholly-owned subsidiary of Purchaser so long as Purchaser remains bound by all the terms of this Agreement.

         13.8 Amendment. This Agreement may be amended, supplemented or otherwise modified only by written agreement duly executed by the parties hereto.

         13.9 Applicable Law. This Agreement shall be construed in accordance with the laws of the State of New York, disregarding its conflicts of laws principles which may require the application of the laws of another jurisdiction.

         13.10 No Third Party Rights. This Agreement is not intended and shall not be construed to create any rights in any parties other than Sellers and Purchaser and no other person shall assert any rights as a third party beneficiary hereunder.

         13.11 Exhibits and Schedules. The Exhibits and Schedules attached hereto are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full. References herein to "this Agreement" and the words "herein," "hereof" and words of similar import refer to this Agreement (including Exhibits and Schedules) as an entirety. In the event of any conflict between the provisions of this Agreement and any such Exhibit or Schedule, the provisions of this Agreement shall control.

         13.12 Waivers. Any waiver of rights hereunder must be set forth in writing. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein, or in any documents delivered or to be delivered pursuant to this Agreement or in connection with the Closing hereunder. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive any party's rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

         13.13 Severability. If and to the extent that any court of competent jurisdiction holds any provisions (or any part thereof) of this Agreement to be illegal, invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

         13.14 Bulk Sales Law. The parties hereto agree to waive compliance with the provisions of the bulk sales law of any jurisdiction. The Sellers agree to indemnify and hold harmless Purchaser from and against any and all liabilities which may be asserted by third parties against Purchaser as a result of such noncompliance.

         13.15 Knowledge of Sellers. For purposes of this Agreement, Knowledge of Sellers or any similar expression shall mean the knowledge, after due inquiry, of (i) the executive officers of Sellers; (ii) Robert Johnson; or
(iii) Steven Schorer and all individuals who directly report to Mr. Schorer.

         13.16 Personal Liability. The directors, officers, stockholders, employees, agents, consultants, representatives and affiliates of each of the parties hereto acting in such capacity shall not in such capacity have any personal liability or obligation arising under this Agreement (including any claims that the other parties may assert).

                  IN WITNESS WHEREOF, Sellers and Purchaser have duly executed and delivered this Agreement as of the day and year first above written.

                                   AlliedSignal Inc.

                                   By: /s/ Terrance Carlson
                                       ------------------------------


                                   AlliedSignal Technologies, Inc.


                                   By: /s/ Terrance Carlson
                                       ------------------------------


                                   AlliedSignal Deutschland GmbH


                                   By: /s/ Terrance Carlson
                                       ------------------------------


                                   L-3 Communications Corporation


                                   By: /s/ Christopher C. Cambria
                                       ------------------------------

                                                                      EXHIBIT A

                         TRANSITION SERVICES AGREEMENT
                         -----------------------------


         This Transition Services Agreement (the "Services Agreement") is made as of the 30th day of March, 1998, by and between (i) ALLIEDSIGNAL INC., a Delaware corporation ("AlliedSignal"), and each of the other Seller Entities, and (ii) L-3 COMMUNICATIONS CORPORATION, a Delaware Corporation ("L-3"), and each of the other Purchaser Entities. Pursuant to the Asset Purchase Agreement dated as of March 30, 1998 (as it may be amended from time to time, the "Purchase Agreement"), AlliedSignal and certain of its affiliates (collectively, "Sellers") sold the Business as an ongoing business to L-3 and certain of its affiliates (collectively, "Purchasers"). Prior to the Closing, the Business received certain services from and provided certain services to the Seller Entities. Each of the Seller Entities and Purchaser Entities desires that these services continue to be provided after the Closing upon the terms and conditions set forth in this Services Agreement.

         In consideration of the mutual covenants and agreements contained in this Services Agreement, the Parties hereto hereby agree as follows:


                                   ARTICLE 1.

                                  DEFINITIONS

         1.1 Definitions Incorporated. All capitalized terms not otherwise defined in this Services Agreement have the meaning ascribed to them in the Purchase Agreement.

         1.2 Additional Definitions. Unless the context otherwise requires, the following terms, and their singular or plural, used in this Services Agreement shall have the meanings set forth below:

         (a) "AlliedSignal" shall have the meaning set forth in the preamble to this Services Agreement.

         (b) "Business" means the business sold by Sellers to Purchasers pursuant to the Purchase Agreement, as such business is conducted after the Closing by Purchasers and their subsidiaries and affiliates anywhere in the world.

         (c) "Confidential Information" shall have the meaning set forth in
    Section 8.1 of this Services Agreement.

         (d) "Force Majeure" shall have the meaning set forth in Section 6.1 of this Services Agreement.

         (e) "L-3" shall have the meaning set forth in the preamble to this Services Agreement.

         (f) "Party" means each of the entities set forth on the signature pages to this Services Agreement.

         (g) "Person" means an individual, partnership, corporation, trust, unincorporated association, or other entity or association.

         (h) "Provider" shall mean the particular Seller Entity or Purchaser Entity, in any given location, that is providing services pursuant to this Services Agreement.

         (i) "Purchasers" shall have the meaning set forth in the preamble to this Services Agreement.

         (j) "Purchaser Entities" means, collectively, L-3 and its affiliates that are listed as Recipients on Schedule A hereto or as Providers on Schedule B hereto.

         (k) "Purchaser Provider Services" shall have the meaning set forth in
    Section 2.2 of this Services Agreement.

         (l) "Recipient" shall mean the particular Seller Entity or Purchaser Entity, in any given location, that is receiving services or leasing or subleasing property (as tenant) pursuant to this Services Agreement.

         (m) "Sellers" shall have the meaning set forth in the preamble to this Services Agreement.

         (n) "Seller Entities" means, collectively, AlliedSignal and its affiliates that are listed as Providers on Schedule A hereto or as Recipients on Schedule B hereto.

         (o) "Seller Provided Services" shall have the meaning set forth in
    Section 2.1 of this Services Agreement.

         (p) "Services" means, collectively, the Seller Provided Services and the Purchaser Provided Services.

         (q) "Term" shall have the meaning set forth in Section 4.1 of this Services Agreement.

         Other terms are used as defined elsewhere herein.

                                   ARTICLE 2.

                                    SERVICES

         2.1 Seller Provided Services. Pursuant to the terms of this Services Agreement, the Seller Entities agree to provide, or cause to be provided, to the Business the services described in Schedule A to this Services Agreement (the "Seller Provided Services").

         2.2 Purchaser Provided Services. Pursuant to the terms of this Services Agreement, the Purchaser Entities agree to provide, or cause the Business to provide, the services described in Schedule B to this Services Agreement (the "Purchaser Provided Services").

         2.3 Other Services. If, after the execution of this Services Agreement, the parties determine that a service provided by or to the Business as conducted by Sellers prior to the Closing was inadvertently omitted from the Schedules to this Services Agreement, then the Parties shall negotiate in good faith to attempt to agree to the terms and conditions upon which such services would be added to this Services Agreement, it being agreed that the charges for such services should be determined on a basis consistent with the methodology for determining the initial prices provided for herein (i.e., sufficient to cover a Provider's reasonable estimate of its actual costs and, if applicable, consistent with the prices such Provider would charge to an affiliate, in each case without taking into account any profit margin or projected savings from increased efficiency).

         2.4 General Intent. The Parties agree that the Services are intended to allow the Recipient the opportunity to obtain the Services from other than the Provider. The party designated as a Recipient agrees to use its reasonable efforts to end its need to use such Services of the Provider (unless the Parties otherwise agree) not later than the end of the Term, including any extension thereof.


                                   ARTICLE 3.

                                  COMPENSATION

         3.1 Compensation for Seller Provided Services. Subject to Section 3.3, the compensation for the Seller Provided Services for the duration of the Term shall be as described for each individual service provided to the Business as set forth on Schedule A plus applicable statutory sales or value-added taxes, if any.

         3.2 Compensation for Purchaser Provided Services. Subject to Section 3.3, the compensation for the Purchaser Provided Services for the duration of the Term shall be as described for each individual service provided by the Business as set forth on Schedule B plus applicable statutory sales or value-added taxes, if any.

         3.3 Price Adjustments. (a) It is the intent of the parties hereto that the prices set forth on the Schedules hereto are consistent with the methodology for determining prices as described in Section 2.3. If the parties determine (which determination shall be made in good faith) that the initial prices set forth on the Schedules hereto are not consistent with such methodology, then the parties shall negotiate in good faith to adjust such prices in a manner that is consistent with such methodology. Any such price adjustment shall be retroactive and prospective.

         (b) The Parties shall review the Providers' respective costs of providing Services hereunder as of July 31, 1998, and quarterly thereafter. If it is determined in connection with any such review that (i) a Provider's cost of providing Services hereunder (taken individually) exceeds by at least ten percent (10%) the charge for such Service(s) because of a significant increase in usage by the Recipient or other circumstances beyond the reasonable control of the Provider (including, without limitation, events of Force Majeure) or
(ii) a Provider's cost of providing Service(s) hereunder (taken individually) drops by at least 10% below the charge for such Service(s) because of a significant decrease in usage by the Recipient or other circumstances, then, upon request of such Provider or its Recipient, such Provider and its Recipient shall negotiate in good faith to determine an appropriate adjustment to the then-current prices for such Services on a basis consistent with the methodology for determining the initial prices provided for herein (as described in Section 2.3).

         3.4 Allocation of Certain Expenses. Notwithstanding anything to the contrary herein or in the Schedules hereto, the Parties agree that the Seller Entities shall pay any costs and expenses, in an amount of up to $400,000 in the aggregate, incurred during the Initial Term (as defined in Section 4.1) in connection with obtaining any and all consents from third party vendors set forth in Schedule C hereto which may be necessary in connection with the Services hereunder and which relate to services set forth in Schedule C hereto, and L-3 shall pay any such costs and expenses in excess of $400,000 in the aggregate which are reasonably incurred to obtain any such consents; provided, however, that the Seller Entities shall provide L-3 with reasonable notice before any such costs and expenses related to such consents are incurred which would exceed $425,000 in the aggregate, which notice shall be deemed reasonable if it permits L-3 to make reasonable alternative arrangements with regard to such Services. Other than for those services set forth in Schedule C which are provided by the vendors set forth therein, the Seller Entities shall pay all costs and expenses incurred in connection with obtaining any and all consents from third parties which may be necessary in connection with the provision of Seller Provided Services hereunder during the Initial Term. L-3 shall pay all costs and expenses incurred in connection with obtaining any and all consents from third parties which may be necessary in connection with the provision of
(i) Purchaser Provided Services hereunder during the Initial Term and (ii) Services which are provided hereunder after the expiration of the Initial Term; provided, however, that if the Purchaser Entities cannot transition the Services in accordance with the terms of Section 5.3 due to material lack of cooperation on the part of the Seller Entities, L-3 shall not be liable for the payment of any cost and expenses incurred in connection with obtaining any such consents. The Parties agree that they shall use reasonable best efforts and work in good faith to minimize any cost and expenses incurred in connection with the obtaining of the consents described in this Section 3.4.

         3.5 Terms of Payment; Dispute Resolution. (a) Except as expressly provided otherwise herein, Providers shall invoice Recipients monthly (or, if mutually agreeable to Provider and Recipient, quarterly or semi-annually) in arrears for the services provided by them under this Services Agreement. Payment shall be made by Recipients within 30 days after receipt of any invoice. No Recipient shall unreasonably withhold any payments to its Provider under this Services Agreement and no Provider shall unreasonably withhold any Services from its Recipient under this Services Agreement, notwithstanding any dispute that may be pending between them, whether under this Services Agreement or otherwise (any required adjustment being made on subsequent invoices).

         (b) All amounts due for services rendered pursuant to this Services Agreement shall be billed and paid in the currency in which the rate for such service is quoted, as stated herein or as shown on the Schedules hereto.

         (c) If there is a dispute between any Recipient and any Provider regarding the amounts shown as billed to such Recipient on any invoice, such Provider shall furnish to such Recipient reasonable documentation to substantiate the amounts billed including, but not limited to, listings of the dates, times and amounts of the services in question where applicable and practicable. Upon delivery of such documentation, such Recipient and such Provider shall cooperate and use their best efforts to resolve such dispute among themselves.

         3.6 Records. The Provider will preserve all records supporting the amounts charged to the Recipient pursuant to this Services Agreement for a period of five years following invoicing of such amounts, and thereafter, not destroy or dispose of such records without giving notice to the Recipient of such pending disposal and offering the Recipient the right to obtain and retain such records at its expense. In the event the Recipient has not obtained such materials within 30 days following the receipt of notice from the Provider, the Provider may proceed to destroy or dispose of such materials without any liability. Subject to any disclosure, copying or limitations imposed by applicable law and to any privileges (including, without limitation, the attorney-client privilege), the Provider shall (i) at its expense afford the Recipient and its representatives reasonable access upon reasonable prior notice during normal business hours to all such records and (ii) at the Recipient's expense provide copies of such records as the Recipient may reasonably request for any proper purpose (including, without limitation, in connection with any judicial, quasi judicial, administrative, tax, audit or arbitration proceeding).


                                   ARTICLE 4.

                                      TERM

         4.1 Term. Except as expressly provided otherwise in this Services Agreement, or with respect to specific services as indicated on the Schedules hereto, the term of this Services Agreement shall be for twelve months commencing at 12:01 a.m. on the date immediately following the date hereof (the "Initial Term"). Effective between the respective Provider and Recipient, such Provider shall in good faith consider requests for the extension of the Initial Term for an additional period of up to six (6) months at the request of a Recipient by written notice from such Recipient to its Provider, with copies to AlliedSignal and L-3; any such notice shall be made at least 30 days prior to the expiration of the Initial Term (the Initial Term plus any extension thereof may be referred to herein as the "Term"). The obligation of any Recipient to make a payment for services previously rendered shall not be affected by the expiration of the Term and shall continue until full payment is made.

         4.2 Termination of Individual Services. Effective between the respective Provider and Recipient, a Recipient may terminate at any time during the Term any individual service provided under this Services Agreement on a service-by-service basis (and/or location-by-location basis where an individual service is provided to multiple locations of a Recipient) upon written notice to the Provider identifying the particular service (or location) to be terminated and the effective date of termination, which date shall not be less than 30 days after receipt of such notice unless the Provider otherwise agrees. Effective upon the termination of such service, an appropriate reduction will be made in the fees charged to such Recipient.


                                   ARTICLE 5.

                               CERTAIN COVENANTS

         5.1 Points of Contact. Each Provider and Recipient shall name a point of contact which shall be added to the Schedules hereto. Such point of contact shall be responsible for the implementation of this Services Agreement between the respective Provider and its Recipient, including resolution of any issues which may arise during the performance hereunder on a day-to-day basis.

         5.2 Cooperation; Reasonable Care (a) The Parties will cooperate (using reasonable commercial efforts) to effect a smooth and orderly transition of the services provided hereunder from the Providers to the respective Recipients including, without limitation, the separation of the Business from the businesses retained by AlliedSignal and its affiliates; provided, however, that this Section 5.2 shall not require any Party hereto to incur any out-of-pocket expenses unless and except as expressly provided otherwise herein.

         (b) Each Provider shall perform the services that it is required to provide to its respective Recipient(s) under this Services Agreement with reasonable skill and care and shall use at least that degree of skill and care that it would exercise in similar circumstances in carrying out its own business. Each Provider shall take necessary measures to protect the respective Recipient's data that is processed by such Provider from destruction, deletion or unauthorized change and allow its recovery in events of Force Majeure; provided, however, that a Provider shall be deemed to have satisfied this obligation if the measures taken to protect and recover Recipient's data are equivalent to what it uses in carrying out its own business.

         5.3 Migration Projects. Each Provider will provide the respective Recipient with reasonable support necessary to transition the services, which may include consulting and training and providing reasonable access to data and other information and to Provider's employees; provided, however, that such activities shall not unduly burden or interfere with Provider's business and operations. Where required for transitioning the services, the Recipient's employees will be granted reasonable access to the respective Provider's facilities during normal business hours.

         5.4 Systematic Costs. If the provision of a Service or a migration project will result in the Provider's incurring incremental "systematic costs" (such as the costs of partitioning data bases, developing conversion programs or extraordinary management supervision and/or coordination) the Provider shall provide the Recipient with a written explanation of such costs and the reason they will be incurred. Thereafter, the Provider and Recipient shall in good faith discuss the matter. If the Recipient agrees in writing to be responsible for such costs, then the amounts will be included with invoices to the Recipient. If the Recipient fails to agree in writing to be responsible for such costs within five (5) business days of the provision of such written explanation by the Provider, the Recipient shall be deemed to have declined to be responsible for such costs. If the Recipient declines to be responsible for such costs, then, notwithstanding any other provision of this Services Agreement, if such Service cannot be provided in a commercially reasonable manner absent the incurrence of such costs, then the Provider may curtail, limit or eliminate the Provider's provision of the related Service; provided, however, that the extent to which such Service is limited, curtailed or eliminated shall be the minimum action reasonably necessary to allow, if possible, the provision of the related Service in a commercially reasonable manner absent the incurrence of such costs.

         5.5 Further Assurances. From time to time after the date hereof, without further consideration, each Party shall execute and deliver such formal lease or license agreements as another Party may reasonably request to evidence any lease or license provided for herein or contemplated hereby.

         5.6 Certain Disbursements/Receipts. The parties hereto contemplate that, from time to time on or after the Closing Date, Seller-related entities and/or Purchaser-related entities (any such party, the "Paying Party"), as a convenience to another Purchaser-related entity or Seller-related entity, as the case may be (the "Responsible Party"), in connection with the transactions contemplated by this Services Agreement or the Purchase Agreement, may make certain payments that are properly the responsibility of the Responsible Party (whether pursuant to the Purchase Agreement, this Services Agreement or otherwise) (any such payment made, a "Disbursement"). Similarly, from time to time on or after the Closing Date, Seller-related entities and/or Purchaser-related entities (any such party, the "Receiving Party") may receive from third parties certain payments to which another Purchaser-related entity or Seller-related entity, as the case may be, is entitled (any such Party, the "Other Party", and any such payment received, a "Receipt"). Accordingly, with respect to Disbursements and Receipts, the Parties hereto agree as follows:

         (a) Disbursements.

         (i) For Disbursements made by check, the Responsible Party will reimburse the Paying Party within seven (7) business days after written notice of such Disbursement has been given to the Responsible Party.

         (ii) In case of a Disbursement by wire, if written notice has been given by 2 p.m. of the Responsible Party's local time at least one business day prior to the payment of such Disbursement, the Responsible Party shall reimburse the Paying Party for the amount of such payment (in the local currency equivalent paid by the Paying Party) on the date the Disbursement is made by the Paying Party. If notice as provided above has not been given prior to the payment of such Disbursement, the Responsible Party shall reimburse the Paying Party for the amount of such payment (in the local currency equivalent paid by the Paying Party) within one business day after receipt by the Responsible Party of such notice from the Paying Party.

         (iii) A Paying Party shall provide such supporting documentation regarding Disbursements for which it is seeking reimbursement as the Responsible Party may reasonably request.

         (b) Receipts. A Receiving Party shall remit Receipts to the Other Party (in the same currency as such payment is received) within 24 hours of receipt thereof in immediately available funds.

         (c) Certain Exceptions. Notwithstanding anything to the contrary set forth above, if, with respect to any particular transaction, it is impossible or impracticable under the circumstances to comply with the procedures set forth in subsections (a) and (b) of this Section 5.6 (including the time periods specified therein), the parties will cooperate to find a mutually agreeable alternative that will achieve substantially similar economic results from the point of view of the Paying Party or the Other Party, as the case may be; i.e., an alternative pursuant to which the Paying Party will not incur any material interest expense or the Other Party will not be deprived of any material interest income; provided, however, that if a Receiving Party cannot comply with the procedures set forth in subsection (b) of this Section because it does not become aware of a Receipt on behalf of the Other Party in time (e.g., because of the commingling of funds in an account), such Receiving Party shall remit such Receipt (with interest thereon is such remittance occurs more than 48 hours after such Receipt is paid to the Receiving Party) to the Other Party within 24 hours after it becomes aware of such Receipt.

         (d) Funding of Payroll, Accounts Payable and American Express. Notwithstanding anything which may be to the contrary set forth in Sections 5.6(a), 5.6(b) or 5.6(c) above, the following processes will be funded as set forth below.

         (i) Payroll. Payroll checks disbursed by or at the direction of a Seller Entity as part of the Services shall be funded in immediately available funds to an account as directed by such Seller Entity on the day the checks are issued to the Purchaser's employees, provided such Seller Entity provides notification and supporting documentation (with a simultaneous copy to the business unit) to the respective Buyer

    Entity/Recipient by 3:00 p.m. on the business day prior to check issuance of the funding requirement amount. Direct deposit of payroll will have the same notice requirement and be funded on payday (alternately referred to as the settlement date).

         (ii) Supplier Payment Processing (Accounts Payable). L-3 will establish by the Closing Date a bank account to fund supplier payment checks. AlliedSignal will provide supporting documentation on an agreed upon schedule.

         (iii) American Express ("AmEx") Payments. All AmEx-related payments for travel and expense and corporate purchasing card payments will continue to be directly funded by AlliedSignal during the transition period. L-3 will wire-transfer payments to AlliedSignal on the day of payment to AmEx. AlliedSignal will provide supporting documentation, with a simultaneous copy to the business unit, 24 hours prior to the required wire-transfer by L-3.

         (e) Interest Rate. The rate for any interest income or expense that is paid or payable pursuant to Section 5.6(c) shall be LIBOR plus 0.25% per annum.

         5.7 Collection of Receivables. If some trade receivables of the Business are retained by the Seller Entities either as owner or as collection agent, the Buyer Entities agree to collect such trade receivables on AlliedSignal's behalf using the same degree of care and diligence as if they were their own.

         5.8 Internet Protocol Addresses. AlliedSignal and L-3 acknowledge and agree that during the Term L-3 shall be permitted to use the AlliedSignal-owned TCP/IP subnet addresses 131.127.72.X, 131.127.73.X and 131.127.74.X, and upon expiration or if earlier termination of the Term L-3 shall stop using such addresses and such addresses will be made available for use by AlliedSignal.


                                   ARTICLE 6.

                                 FORCE MAJEURE

         6.1 Force Majeure. No Provider shall bear any responsibility or liability for any losses arising out of any delay, inability to perform or interruption of its performance of obligations under this Services Agreement due to any acts or omissions of its respective Recipient or for events beyond its reasonable control (hereinafter referred to as "Force Majeure") including, without limitation, acts of God, act of governmental authority, act of the public enemy or due to war, riot, flood, civil commotion, insurrection, labor difficulty, severe or adverse weather conditions, lack of or shortage of electrical power, malfunctions of equipment or software programs or any other cause beyond the reasonable control of the Provider whose performance is affected by the Force Majeure event.

                                   ARTICLE 7.

                                   INDEMNITY

         7.1 Indemnity. (a) The Seller Entities and Purchaser Entities, in both instances jointly and severally, will each indemnify and hold harmless the other, their agents, employees and invitees, against all liabilities, claims, losses, damages, death or personal injury whatever nature or kind, arising out of their respective performance of this Services Agreement or the entry of their respective agents, employees or invitees in the premises of the other, to the extent occasioned by their own willful misconduct or negligent actions or omissions or the willful misconduct or negligent actions or omissions of their respective agents, employees or invitees.

         (b) Notwithstanding the foregoing, no Party shall be entitled to any damages with respect to lost profits or other consequential damages or punitive damages with respect to the performance by any other Party under this Services Agreement.


                                   ARTICLE 8.

                                CONFIDENTIALITY

         8.1 With respect to any information disclosed by one Party to another Party for the purpose of this Services Agreement or otherwise accessible to such other Party during the performance hereunder and which has been designated in writing as "Confidential Information", the receiving Party agrees that it will use at least that degree of skill and care that it would exercise in similar circumstances in carrying out its own business to prevent the disclosure or accessibility to others of the disclosing Party's Confidential Information and will use such Confidential Information only for the purpose of this Services Agreement. The receiving Party shall limit dissemination of and access to the other's Confidential Information to only such of its employees who have a need to know.

         8.2 Specifically excluded from the foregoing obligation is any and all information that:

         (a) is already known to the receiving Party at the time of disclosure or thereafter is independently developed by the receiving Party without breach of this Services Agreement;

         (b) is already in the public domain at the time of disclosure, or thereafter becomes publicly known other than as the result of a breach by the receiving Party of its obligations under this Services Agreement;

         (c) is rightfully received from a third party without breach of this Services Agreement;

         (d) is furnished by the disclosing Party to a third party without a similar restriction on its rights; or

         (e) upon advice of counsel, must be produced by the receiving Party as a matter of law; provided, however, that in such case the receiving Party shall promptly notify the disclosing Party and, insofar as is permissible and reasonably practicable without placing the disclosing Party under penalty of law, give it an opportunity to appear and to object to such production before producing the requested information.


                                   ARTICLE 9.

                                 MISCELLANEOUS

         9.1 Notices. Any notice provided or permitted to be given to a Party under this Services Agreement must be in writing, and may be served by depositing same in the mail, addressed to the Person to be notified, postage prepaid, and registered or certified, with a return receipt requested. Notice given by registered or certified mail shall be deemed given and effective on the date of delivery as shown on the return receipt. Notice may be served in any other manner including telex, telecopy or telegram but shall be deemed given and effective as of the time of actual delivery thereof to the addressees. For purposes of the giving of notice, Recipients and Providers shall be notified at the addresses used for billing purposes (which shall be added to the Schedules hereto), and AlliedSignal and L-3 shall be notified at the addresses listed below:

         If to AlliedSignal:

                  AlliedSignal Inc.
                  101 Columbia Road
                  Morristown, New Jersey  07962
                  Fax: (973) 455-4217
                  Attention: Senior Vice President, General Counsel
                                 and Secretary

         If to L-3:

                  L-3 Communications Corporation
                  600 Third Avenue
                  New York, New York  10016
                  Fax: (212) 805-5494
                  Attention: Vice President and General Counsel

         with a copy to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue

                  New York, New York  10017
                  Fax: (212) 455-2502
                  Attention: David Chapnick, Esq.

Any Party may change its respective address for notice by the giving of notice of such change in the manner provided above.

         9.2 Entire Agreement. Except for those matters provided for in the Purchase Agreement or the other agreements contemplated therein, this Services Agreement sets forth the entire agreement of the Parties with respect to its subject matter. This Services Agreement shall not be modified or amended except by written instrument executed by each Party; provided, however, that a modification or amendment affecting only the relationship between a certain Provider and its Recipient, or between a lessor and its lessee, does not require signature by the other Parties. The Schedules to this Services Agreement shall be deemed incorporated in this Services Agreement and shall form a part of it.

         9.3 Waiver. The failure of a Party to insist upon strict performance of any provision of this Services Agreement shall not constitute a waiver of, or estoppel against, asserting the right to require such performance in the future, nor shall a waiver or estoppel in any one instance constitute a waiver or estoppel with respect to a later breach of a similar nature or otherwise.

         9.4 Severability. If any of the terms and conditions of this Services Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter of this Services Agreement, such contravention or invalidity shall not invalidate the entire Services Agreement. Instead, this Services Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provisions added so as to give effect to the intention of the Parties as expressed in this Services Agreement at the time of the execution of this Services Agreement and of any amendments to this Services Agreement.

         9.5 Governing Law; Construction; Jurisdiction. This Services Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York, without reference to its conflicts of law rules or principles. The headings in this Services Agreement are not to be considered part of this Services Agreement and are inserted for convenience, identification and reference only and are not intended to interpret, define, or limit the scope, extent, or intent of this Services Agreement or any provision of this Services Agreement. Whenever the context requires, the gender of all words used in this Services Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and the plural.

         9.6 Counterpart Execution. This Services Agreement may be executed in counterparts with the same effect as if all of the Parties had signed the same document. Such counterparts shall be construed together and shall constitute one and the same instrument, notwithstanding that all of the Parties are not signatories to the original or the same instrument, or that signature pages from different counterparts are combined. The signature of any Party to one counterpart shall be deemed to be a signature to and may be appended to any other counterpart.

         9.7 Successors and Assigns. (a) This Services Agreement shall inure to the benefit of and shall be binding upon the Parties, their respective legal representatives, successors, and permitted assignees, and all Persons claiming by, through, or under right of any of the aforesaid Persons. This Services Agreement may not be assigned by any Party without the prior written consent of the other Parties; provided, however, that the Seller may assign this Services Agreement in whole or in part to an affiliate, successor or transferee thereof, but only to the extent that a sale or other transfer of a Seller's operations reasonably requires such transfer for performance of its services hereunder and provided, further, that Purchaser may assign this Services Agreement to one of its subsidiaries. No assignment shall relieve any Party of any of its obligations hereunder.

         (b) At the request of any Provider or Recipient that is a Party hereto, any other Provider or Recipient that is receiving benefits or has obligations hereunder and is not a signatory hereto, shall execute and deliver to the other Parties a counterpart hereof. The failure of any Person that is receiving benefits or has obligations hereunder to execute a counterpart hereof shall not affect the enforceability of this Services Agreement against such Person or against any other Party hereto.

         9.8 No Third Party Rights. The provisions of this Services Agreement are intended to bind the Parties to each other and are not intended and do not create rights in any other person, including any employee of the Business or AlliedSignal, and no Person is intended to be or is a third party beneficiary of any of the provisions of this Services Agreement.

         IN WITNESS WHEREOF, the duly authorized officers or representatives of the parties hereto have duly executed this Services Agreement as of the date first above written.

PURCHASER ENTITIES:                         SELLER ENTITIES:

L-3 COMMUNICATIONS                          ALLIEDSIGNAL INC.
CORPORATION


/s/ Christopher C. Cambria                  /s/ T.L. Carlson
-----------------------------               -----------------------------
Name:  Christopher C. Cambria               Name:  T.L. Carlson
Title: Vice President                       Title: Deputy General Counsel

L-3 COMMUNICATIONS HOLDING                  ALLIEDSIGNAL EUROPE SERVICES
GMBH                                        TECHNIQUES S.A.


/s/ Christopher C. Cambria                  /s/ T.L. Carlson
-----------------------------               -----------------------------
Name:  Christopher C. Cambria               Name:  T.L. Carlson
Title: Managing Director                    Title: Authorized Signatory

                                                                  EXHIBIT B



         TECHNICAL INFORMATION AND PATENT LICENSE AGREEMENT

     AGREEMENT effective this 30th day of March, 1998 ("Agreement") by and between ALLIEDSIGNAL Inc., a corporation of Delaware, having a place of business at 2525 West 190th Street, Torrance, California 90504 and its wholly owned subsidiary AlliedSignal Technologies Inc., having a place of business at 8440 South Hardy Dr., Tempe, Arizona 85285 (hereinafter jointly referred to as "AlliedSignal") and L-3 COMMUNICATIONS CORPORATION, a corporation of Delaware, having a place of business at 600 Third Avenue, New York, New York 10016 (hereinafter referred to as "Purchaser") either or both of which may also hereinafter be referred to respectively as the "Party" or "Parties" to this Agreement.

     WHEREAS this Agreement is an attachment to an Asset Purchase Agreement between the Parties of even date herewith;

     WHEREAS Purchaser is purchasing an ongoing business from AlliedSignal and requires a license of certain technology not exclusively used in the business in support of Purchaser continued manufacture of the product line as such product line exists as of the date of the Closing and as such information exists as of the date of the Closing; and

     WHEREAS AlliedSignal represents that it is the owner of certain technology that a) is used in connection with a business that AlliedSignal is selling to Purchaser and b) is also otherwise used by AlliedSignal (hereinafter "Shared Use Technology");

     NOW, THEREFORE, in consideration of the promises and the mutual covenants of this Agreement, the parties hereto agree as follows:

ARTICLE I-DEFINITIONS

     The term "Products" and other capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to them in the Asset Purchase Agreement dated as of December 22, 1997 between the Parties.

     The term "Technical Information", as used herein, means all information and assistance (including, but not limited to, data, know-how, technical, manufacturing, marketing information, including designs, drawings, specifications, bills of materials, and documentation of processes) as of the date of the Closing which Purchaser obtains from AlliedSignal and pertains to the Shared Use Technologies identified in Schedule A to this Agreement.

     The term "Licensed Patents", as used herein, means the patents and applications for patents which are now or hereafter owned or controlled by AlliedSignal and pertain to the Shared Use Technologies identified in Schedule A to this Agreement.

ARTICLE II-LICENSES GRANTED

     AlliedSignal grants and agrees to grant to Purchaser an irrevocable, fully paid-up perpetual, non exclusive, transferable world wide license, with right to sublicense, to make, have made, use and sell the Products under all applicable Technical Information and Licensed Patents.

     No license, either express or implied, is granted by AlliedSignal to Purchaser hereunder with respect to any patent or information except as specifically stated above.

     No license, either express or implied, is granted hereunder to use as a trademark or otherwise the trademarks "BENDIX", "AlliedSignal", "SIGNAL", "GARRETT" or any other trademark or trade or product name of AlliedSignal, or any word or mark similar thereto.

     No license, either express or implied, is granted hereunder to any improvements that AlliedSignal may make to the Licensed Patents or Technical Information after the date of the Closing.

     Purchaser may indicate that products of the Products are made under license from AlliedSignal by a suitable legend, if the form of such legend and the extent of Purchaser's use thereof have received prior written approvals from AlliedSignal. AlliedSignal may amend or revoke prior approvals to use such legends at any time during the term of this Agreement, and all rights to use such legends shall terminate with this Agreement.

     Nothing contained in this Agreement shall constitute, or be construed to be, a limitation or restriction on either Purchaser or AlliedSignal to use existing technologies for future businesses.

     Nothing contained in this Agreement shall constitute, or be construed to be, to require AlliedSignal to license Purchaser to use AlliedSignal patents or technology for other than the licensed Products.

     Nothing contained in this Agreement shall constitute, or be construed to be, a limitation or restriction upon any right otherwise possessed by Purchaser or AlliedSignal to make, use or sell any product, or parts therefor, in any country.

ARTICLE III-ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS

     A. AlliedSignal shall at all times have the sole right to take whatever steps it deems necessary or desirable to enforce its rights in the licensed Technical Information, including the filing and prosecution of litigation; and AlliedSignal shall have the right to include Purchaser as a party in such litigation where necessary for the conduct thereof. If AlliedSignal and Purchaser desires to agree to joint participation in any suit or other enforcement action with respect to any of the Licensed Patents or Technical Information, the respective responsibilities of the parties, and their contributions to the costs and participation in any recoveries, will be agreed upon in writing prior to undertaking such joint enforcement action.

     B. AlliedSignal does not make any representation to Purchaser regarding the scope or enforceability of the Licensed Patents or Technical Information, and does not warrant that any Products manufactured or sold under this Agreement will not infringe patents of others.

     In the event of any actual or threatened infringement suit against Purchaser or its customers which would affect the manufacture, use or sale of Products, Purchaser shall promptly give written notice thereof to AlliedSignal, and AlliedSignal will make available to Purchaser free of charge any information in its possession which AlliedSignal believes will assist Purchaser in defending or otherwise dealing with such suit.

ARTICLE IV-TECHNICAL INFORMATION

     Purchaser shall be entitled to receive only the data, know-how and assistance as set forth in the Asset Purchase Agreement with respect to any designs or models of Products as it exists on the date of closing.

     If approval by any government is required in order to render this Agreement fully effective, AlliedSignal shall not be obligated to furnish any information or assistance hereunder until such approval has been obtained and evidence thereof has been supplied to AlliedSignal.

     All Technical Information covered by this Agreement is property of AlliedSignal and shall be maintained in confidence by Purchaser.

     Purchaser agrees that it will not at any time knowingly disclose to any third party (except to its employees who reasonably require such information in connection with the performance of their regular duties) any Technical Information which is communicated to Purchaser by AlliedSignal under this Agreement. The foregoing obligation of confidentiality shall not apply to any Technical Information that (a) is or may become generally available to the general public through no act of the receiving party or any of its employees;
(b) Purchaser can demonstrate by means of prior documentation was in its unrestricted possession at the time such Technical Information was first communicated to Purchaser by AlliedSignal; or (c) Purchaser received such information from a third party independent of AlliedSignal and such third party having a bona fide right to disclose such information to Purchaser without any obligation of confidentiality.

ARTICLE V-MISCELLANEOUS PROVISIONS

     Waiver: Failure of either party to insist upon the strict performance of any provisions hereof or to exercise any right or remedy shall not be deemed a waiver of any right or remedy with respect to any existing or subsequent breach or default; the election by either party of any particular right or remedy shall not be deemed to exclude any other; and all rights and remedies of either party shall be cumulative.

     Notice: Any notice required or permitted hereunder shall be in writing and shall be sufficiently given when mailed postpaid first class registered or certified mail and addressed to the party for whom it is intended at its record address, and such notice shall be effective as of the date it is deposited in the mail. The record address of AlliedSignal for this purpose is its address set forth in the preamble and the record address of Purchaser is its address set forth in the preamble of this Agreement. Either party may, at any time substitute for its previous record address any other address by giving written notice of this substitution.

     Government Approvals: Purchaser shall, at its own expense, take whatever steps are required to satisfy the laws and requirements of the respective countries within respect to declaring, recording and otherwise rendering this Agreement valid.

     Severability: If any section or provision of this Agreement in any way contravene a law of any state or country in which this Agreement is effective, the remaining section of this Agreement shall not be affected thereby and this Agreement shall be modified to conform with such law. Notwithstanding the foregoing, in the event of any such contravention AlliedSignal may at its option terminate this Agreement forthwith by giving to Purchaser written notice of termination.

     Arbitration: In the event of any dispute arising out of the terms of this agreement the parties shall attempt to reach an amicable settlement. Failing such settlement the dispute shall be settled by arbitration in accordance with the Rules of the Conciliation and Arbitration of the American Arbitration Association (the "AAA") in effect at the time of arbitration, by one or more arbitrators designated in conformity with these rules, the awards being formal and binding. The place of the arbitration shall be Los Angeles, California. The arbitration shall be conducted in the English language.

     Governing Law: This Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware except as governed by the trade secret laws of the United States of America.

     Force Majeure: Neither Party shall be in default under this Agreement for any delay or failure to perform hereunder due to causes beyond its control and without its fault or negligence, including but not limited to acts of nature, acts of any government in its sovereign or contractual capacity, strikes, fires, floods, riots or embargoes; provided, however, that prompt written notice is given to the other Party describing such cause.

     Export: This agreement transfers to Purchaser, possession of AlliedSignal US origin technology that is governed by the US Export Control laws including the Export Administration regulations, 15 CFR Section 703-774, promulgated by the Department of Commerce of the United States of America; the International Traffic in Arms Regulations, 22 CFR Section 122 et seq., promulgated by the Department of State of the United States of America; and the Asset Control and Transaction Regulations, 31 CFR 500 et seq., promulgated by the Department of Treasury of the United States of America. Purchaser is required to fully comply with all applicable export regulations and secure all required export approvals prior to disclosure of any technology conveyed under this license to a non US person either inside or outside the United States of America or prior to the export or sale of a product of the technology conveyed under this license to a non US person either inside or outside the United States of America.

     Entire Agreement: This Agreement contains all of the terms and conditions agreed upon by AlliedSignal and Purchaser regarding the specific subject matter hereof; and this Agreement may be modified only by an instrument in writing executed on behalf of AlliedSignal and Purchaser by their respective duly authorized representatives.

     Purchaser and AlliedSignal have caused this Agreement to be executed, in duplicate, by their respective duly authorized representatives the dates and at the places indicated below.

ALLIEDSIGNAL INC.                  L-3 COMMUNICATIONS CORPORATION

By T.L. Carlson                    By Christopher C. Cambria
   -------------------------          -------------------------
Typed: T.L. Carlson                Typed Christopher C. Cambria
       ---------------------             ----------------------
Title Deputy General Counsel       Title Vice President
      ----------------------       ----------------------------

ALLIEDSIGNAL TECHNOLOGIES INC.

By Gaylord P. Haas, Jr.
   --------------------
   Gaylord P. Haas, Jr.
   Vice President
   March 24, 1998

       SCHEDULE A TO TECHNICAL INFORMATION AND PATENT LICENSE AGREEMENT

SHARED USE TECHNOLOGY                           PURCHASER PRODUCT APPLICATION
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Armour Cable for Airborne Dipping Sonar         Airborne Sonar

Impac Resistant, Lightweight,
Composite Sonar Panels                          LFATS

Improved Clutter Rejection Algorithms           HELRAS and LFATS

Lead Magnesium Niobate (PMN)
Active Sonar Source Material
U.S. Patent No. 5,239,518                       Flextensional Transducers

Piezoelectric Ceramic Copolymer
U.S. Patent Application No. 08/618690           Towed Array Hydrophones

Autonomous Underwater
Mine Hunting Algorithms                         Specific for EMD Product Line

Enhanced Thickness Piezoelectric
Polymer/Ceramic Composite
Active Transducer (Polymer/Ceramic              EMD Product Line
Composite Piezoelectrics)